Exhibit 99.1

Assured Guaranty Corp.

Consolidated Financial Statements

December 31, 2007, 2006 and 2005

Assured Guaranty Corp.

Index to Consolidated Financial Statements
December 31, 2007, 2006 and 2005

Page(s)

Report of Independent Registered Public Accounting Firm	1

Financial Statements

Consolidated Balance Sheets	2

Consolidated Statements of Operations and Comprehensive Income	3

Consolidated Statements of Shareholder’s Equity	4

Consolidated Statements of Cash Flows	5

Notes to Consolidated Financial Statements	6–43

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholder of Assured Guaranty Corp.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive income, of shareholder’s equity and of cash flows present fairly, in all material respects, the financial position of Assured Guaranty Corp. and its subsidiaries at December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

New York, New York

February 28, 2008

Assured Guaranty Corp.

Consolidated Balance Sheets

(in thousands of U.S. dollars, except per share and share amounts)

	As of December 31,
	2007	2006
Assets
Fixed maturity securities, at fair value (amortized cost: $1,270,392 in 2007 and $1,159,822 in 2006)	$1,311,278	$1,202,417
Short-term investments, at cost which approximates fair value	44,040	47,279
Total investments	1,355,318	1,249,696
Cash and cash equivalents	1,785	1,458
Accrued investment income	16,586	15,100
Deferred acquisition costs	78,910	70,307
Prepaid reinsurance premiums	101,758	73,875
Reinsurance recoverable on ceded losses	21,137	8,826
Premiums receivable	48,217	29,705
Goodwill	85,417	85,417
Unrealized gains on derivative financial instruments	14,969	38,781
Deferred tax asset	132,622	—
Other assets	15,739	14,390
Total assets	$1,872,458	$1,587,555

Liabilities and shareholder’s equity
Liabilities
Unearned premium reserves	$363,921	$266,800
Reserves for losses and loss adjustment expenses	74,472	65,388
Profit commissions payable	3,628	3,683
Reinsurance balances payable	17,100	25,668
Deferred income taxes	—	40,201
Current income taxes payable	2,134	13,203
Funds held by Company under reinsurance contracts	5,300	5,537
Unrealized losses on derivative financial instruments	488,885	5,862
Liability for tax basis step-up adjustment	9,893	14,990
Other liabilities	39,930	28,895
Total liabilities	1,005,263	470,227
Commitments and contingencies
Shareholder’s equity
Preferred stock ($1,000 liquidation preference, 200,004 shares authorized; none issued and outstanding in 2007 and 2006)	—	—
Common stock ($720 par value, 500,000 shares authorized; 20,834 issued and outstanding in 2007 and 2006)	15,000	15,000
Additional paid-in capital	380,359	380,176
Retained earnings	443,292	692,760
Accumulated other comprehensive income	28,544	29,392
Total shareholder’s equity	867,195	1,117,328
Total liabilities and shareholder’s equity	$1,872,458	$1,587,555

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.

Consolidated Statements of Operations and Comprehensive Income

(in thousands of U.S. dollars)

	For the Years Ended December 31,
	2007	2006	2005
Revenues
Gross written premiums	$246,788	$190,558	$108,201
Ceded premiums	(69,190)	(69,938)	(15,681)
Net written premiums	177,598	120,620	92,520
(Increase) decrease in net unearned premium reserves	(69,238)	(23,466)	11,636
Net earned premiums	108,360	97,154	104,156
Net investment income	63,150	55,320	51,283
Net realized investment (losses) gains	(478)	(1,175)	733
Unrealized (losses) gains on derivative financial instruments	(506,835)	4,105	(631)
Other income	484	393	—
Total revenues	(335,319)	155,797	155,541

Expenses
Loss and loss adjustment (recoveries) expenses	(14,163)	6,849	(1,374)
Profit commission expense	112	(416)	715
Acquisition costs	10,316	16,619	27,082
Other operating expenses	46,712	38,585	32,686
Interest expense	111	—	—
Other expense	2,623	2,547	3,731
Total expenses	45,711	64,184	62,840

(Loss) income before (benefit) provision for income taxes	(381,030)	91,613	92,701
(Benefit) provision for income taxes
Current	26,036	16,094	19,096
Deferred	(172,213)	4,810	2,665
Total (benefit) provision for income taxes	(146,177)	20,904	21,761
Net (loss) income	(234,853)	70,709	70,940
Other comprehensive (loss) income, net of taxes
Unrealized holding losses on fixed maturity securities arising during the year	(1,345)	(2,779)	(12,031)
Reclassification adjustment for realized losses (gains) included in net income	311	764	(476)
Change in net unrealized gains on fixed maturity securities	(1,034)	(2,015)	(12,507)
Change in cumulative translation adjustment	186	2,384	(1,170)
Other comprehensive (loss) income, net of taxes	(848)	369	(13,677)
Comprehensive (loss) income	$(235,701)	$71,078	$57,263

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.

Consolidated Statements of Shareholder’s Equity

For the years December 31, 2007, 2006 and 2005

(in thousands of U.S. dollars)

	Preferred Stock	Common Stock	Additional Paid-in Capital	Unearned Stock Grant Compensation	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholder’s Equity
Balance, December 31, 2004	$—	$15,000	$386,403	$(5,845)	$569,222	$42,700	$1,007,480
Net income	—	—	—	—	70,940	—	70,940
Dividends	—	—	—	—	(4,313)	—	(4,313)
Tax benefit for stock options exercised	—	—	4,064	—	—	—	4,064
Unearned stock grant compensation, net	—	—	—	(601)	—	—	(601)
Transaction with subsidiary under common control	—	—	(10,461)	—	—	—	(10,461)
Change in cumulative translation adjustment	—	—	—	—	—	(1,170)	(1,170)
Unrealized loss on fixed maturity securities, net of tax of $(6,734)	—	—	—	—	—	(12,507)	(12,507)
Balance, December 31, 2005	$—	$15,000	$380,006	$(6,446)	$635,849	$29,023	$1,053,432
Net income	—	—	—	—	70,709	—	70,709
Dividends	—	—	—	—	(13,798)	—	(13,798)
Tax benefit for stock options exercised	—	—	170	—	—	—	170
Reclassification due to adoption of FAS 123R	—	—	—	6,446	—	—	6,446
Change in cumulative translation adjustment	—	—	—	—	—	2,384	2,384
Unrealized loss on fixed maturity securities, net of tax of $(968)	—	—	—	—	—	(2,015)	(2,015)
Balance, December 31, 2006	$—	$15,000	$380,176	$—	$692,760	$29,392	$1,117,328
Cumulative effect of FIN 48 adoption	—	—	—	—	(2,490)	—	(2,490)
Net loss	—	—	—	—	(234,853)	—	(234,853)
Dividends	—	—	—	—	(12,125)	—	(12,125)
Tax benefit for stock options exercised	—	—	183	—	—	—	183
Change in cumulative translation adjustment	—	—	—	—	—	186	186
Unrealized loss on fixed maturity securities, net of tax of $(675)	—	—	—	—	—	(1,034)	(1,034)
Balance, December 31, 2007	$—	$15,000	$380,359	$—	$443,292	$28,544	$867,195

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.

Consolidated Statements of Cash Flows

(in thousands of U.S. dollars)

	For the Years Ended December 31,
	2007	2006	2005
Operating activities
Net (loss) income	$(234,853)	$70,709	$70,940
Adjustments to reconcile net (loss) income to net cash flows provided by (used in) operating activities:
Non-cash operating expenses	11,938	9,447	3,363
Net amortization of premium on fixed maturity securities	1,327	3,182	5,387
(Benefit) provision for deferred income taxes	(172,213)	4,810	2,665
Net realized investment losses (gains)	478	1,175	(733)
Change in unrealized losses (gains) on derivative financial instruments	506,835	(4,105)	631
Change in deferred acquisition costs	(8,603)	3,498	5,734
Change in accrued investment income	(1,486)	(1,441)	888
Change in premiums receivable	(18,512)	(6,011)	25,174
Change in prepaid reinsurance premiums	(27,883)	(46,592)	22,370
Change in unearned premium reserves	97,121	70,365	(72,603)
Change in reserves for losses and loss adjustment expenses, net	(10,794)	21,801	(72,724)
Change in profit commissions payable	(55)	(554)	56
Change in funds held by Company under reinsurance contracts	(237)	2,281	(2,573)
Change in current income taxes	(10,854)	8,876	(9,935)
Tax benefit for stock options exercised	(183)	(170)	4,064
Change in liability for tax basis step-up adjustment	(5,097)	(226)	(746)
Other	(6,550)	25,377	13,459
Net cash flows provided by (used in) operating activities	120,379	162,422	(4,583)

Investing activities
Fixed maturity securities:
Purchases	(373,699)	(508,381)	(349,778)
Sales	256,066	341,348	344,207
Maturities	6,180	7,064	5,675
Sales of short-term investments, net	3,284	11,542	7,193
Net cash flows (used in) provided by investing activities	(108,169)	(148,427)	7,297

Financing activities
Dividends paid	(12,125)	(13,794)	(4,313)
Tax benefit for stock options exercised	183	170	—
Net cash flows used in financing activities	(11,942)	(13,624)	(4,313)
Effect of exchange rate changes	59	136	(216)
Increase (decrease) in cash and cash equivalents	327	507	(1,815)
Cash and cash equivalents at beginning of year	1,458	951	2,766
Cash and cash equivalents at end of year	$1,785	$1,458	$951

Supplementary cash flow information
Income taxes paid	$36,922	$4,467	$24,559
Interest paid	$111	$—	$—
Non-cash investing activities: FSA Transaction	$—	$—	$99,967

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

1.                            Organization and Business

Assured Guaranty Corp. (the “Company”) is a Maryland domiciled company, which commenced operations in January 1988 and provides insurance and reinsurance of investment grade financial guaranty exposures, including municipal and nonmunicipal reinsurance and credit default swap (“CDS”) transactions. On April 28, 2004, subsidiaries of ACE Limited (“ACE”), a holding company incorporated with limited liability under Cayman Islands Companies Law, completed an initial public offering (“IPO”) of 49,000,000 of their 75,000,000 common shares of their wholly-owned subsidiary and parent of the Company, Assured Guaranty Ltd. (“Assured Guaranty”). Assured Guaranty’s common shares are traded on the New York Stock Exchange under the symbol “AGO”. This offering raised approximately $840.1 million in net proceeds, all of which went to the selling shareholders. As a result of the IPO, the Company implemented a new underwriting strategy. As part of this strategy, the Company has exited certain lines of business, including trade credit reinsurance.

The Company has financial strength ratings of AAA, AAA and Aaa as of December 31, 2007 from Standard & Poor’s Inc., a division of The McGraw-Hill Companies, Inc. (“S&P”), Fitch Ratings, and Moody’s Investors Service, respectively, and is licensed in 52 jurisdictions. In December 2006, Assured Value Insurance Company (“AVIC”), a Maryland domiciled insurance company and former subsidiary of the Company, merged into Assured Guaranty Corp. The Company owns 100% of Assured Guaranty (UK) Ltd. (“AG (UK)”), a company organized under the laws of the United Kingdom.

Financial guaranty insurance provides an unconditional and irrevocable guaranty that protects the holder of a financial obligation against non-payment of principal and interest when due. Financial guaranty insurance may be issued to the holders of the insured obligations at the time of issuance of those obligations, or may be issued in the secondary market to holders of public bonds and structured securities. A loss event occurs upon existing or anticipated credit deterioration, while a payment under a policy occurs when the insured obligation defaults. This requires the Company to pay the required principal and interest when due in accordance with the underlying contract. The principal types of obligations covered by the Company’s financial guaranty direct and financial guaranty assumed reinsurance businesses are structured finance obligations and public finance obligations. Because both businesses involve similar risks, the Company analyzes and monitors its financial guaranty direct portfolio and financial guaranty assumed reinsurance portfolio on a unified process and procedure basis.

Certain of the Company’s financial guaranty insurance contracts include derivatives. A derivative is a financial instrument whose characteristics and value depend upon the characteristics and value of an underlying security. Derivatives are discussed in more detail in Note 4.

The Company’s financial results include three principal business segments: financial guaranty direct, financial guaranty reinsurance and other. These segments are further discussed in Note 20.

2.                            Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, AG (UK), after elimination of inter-company accounts and transactions. Certain items in the prior years’ consolidated financial statements have been reclassified to conform to the current year presentation.

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”), which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. (See Notes 4 and 10 for discussion of significant estimates of derivatives and losses.)

Premium Revenue Recognition

Premiums are received either upfront or in installments. Upfront premiums are earned in proportion to the expiration of the amount at risk. Each installment premium is earned ratably over its installment period, generally one year or less. Premium earnings under both the upfront and installment revenue recognition methods are based upon and are in proportion to the principal amount guaranteed and therefore result in higher premium earnings during periods where guaranteed principal is higher. For insured bonds for which the par value outstanding is declining during the insurance period, upfront premium earnings are greater in the earlier periods thus matching revenue recognition with the underlying risk. The premiums are allocated in accordance with the principal amortization schedule of the related bond issue and are earned ratably over the amortization period. When an insured issue is retired early, is called by the issuer, or is in substance paid in advance through a refunding accomplished by placing U.S. Government securities in escrow, the remaining unearned premium reserves are earned at that time. Unearned premium reserves represent the portion of premiums written that is applicable to the unexpired amount at risk of insured bonds.

In the Company’s reinsurance businesses, the Company estimates the ultimate written and earned premiums to be received from a ceding company at the end of each quarter and the end of each year because some of the Company’s ceding companies report premium data anywhere from 30 to 90 days after the end of the relevant period. Written premiums reported in the Company’s statement of operations are based upon reports received from ceding companies supplemented by the Company’s own estimates of premium for which ceding company reports have not yet been received. Differences between such estimates and actual amounts are recorded in the period in which the actual amounts are determined.

Investments

The Company accounts for its investments in fixed maturity securities in accordance with the Financial Accounting Standards Board’s (“FASB”) Statement of Financial Accounting Standards (“FAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (“FAS 115”). Management determines the appropriate classification of securities at the time of purchase. As of December 31, 2007 and 2006, all investments in fixed maturity securities were designated as available-for-sale and are carried at fair value with a corresponding adjustment to accumulated other comprehensive income. The fair values of all the Company’s investments are calculated from independent market valuations. The fair values of the Company’s U.S. Treasury securities are primarily determined based upon broker dealer quotes obtained from several independent active market makers.  The fair values of the Company’s portfolio other than U.S. Treasury securities are determined primarily using matrix-pricing models.  The matrix-pricing models incorporate factors such as tranche type, collateral coupons, average life, payment speeds, and spreads, in order to calculate the fair values of specific securities owned by the Company.

The amortized cost of fixed maturity securities is adjusted for amortization of premiums and accretion of discounts computed using the effective interest method. That amortization or accretion is included in net investment income. For mortgage-backed securities, and any other holdings for which there is prepayment risk, prepayment assumptions are evaluated and revised as necessary. Any necessary adjustments required due to the resulting change in effective yields and maturities are recognized in current income.

Realized gains and losses on sales of investments are determined using the specific identification method. Unrealized gains and losses on investments, net of applicable deferred income taxes, are included in accumulated other comprehensive income in shareholder’s equity. The Company has a formal review process for all securities in its investment portfolio, including a review for impairment losses. Factors considered when assessing impairment include:

•                  a decline in the market value of a security by 20% or more below amortized cost for a continuous period of at least six months;

•                  a decline in the market value of a security for a continuous period of 12 months;

•                 recent credit downgrades of the applicable security or the issuer by rating agencies;

•                  the financial condition of the applicable issuer;

•                  whether scheduled interest payments are past due; and

•                  whether the Company has the ability and intent to hold the security for a sufficient period of time to allow for anticipated recoveries in fair value.

If the Company believes a decline in the value of a particular investment is temporary, the decline is recorded as an unrealized loss on the balance sheet in accumulated other comprehensive income in shareholder’s equity. If the Company believes the decline is “other than temporary,” the Company will write down the carrying value of the investment and record a realized loss in its consolidated statements of operations and comprehensive income. The Company’s assessment of a decline in value includes management’s current assessment of the factors noted above. The Company also seeks advice from its outside investment managers. If the Company’s assessment changes in the future, the Company may ultimately record a loss after having originally concluded that the decline in value was temporary.

Short-term investments are recorded at cost, which approximates fair value. Short-term investments are those with original maturities of greater than three months but less than one year from date of purchase.

Cash and Cash Equivalents

The Company classifies demand deposits as cash. Cash equivalents are short-term, highly liquid investments with original maturities of three months or less.

Deferred Acquisition Costs

Acquisition costs incurred, other than those associated with credit derivative products, that vary with and are directly related to the production of new business are deferred and amortized in relation to net earned premiums. Costs that are deferred and amortized include direct and indirect expenses such as commissions, brokerage expenses and costs of underwriting and marketing personnel. The Company’s management uses judgment in determining what types of costs should be deferred, as well as the amount of these costs that should be deferred. The Company periodically conducts a study to determine the amount of operating costs that vary with, and are directly related to, the acquisition of new business and therefore qualify for deferral. Ceding commissions received on premiums ceded to other reinsurers reduce acquisition costs. Anticipated losses, loss adjustment expenses and the remaining costs of servicing the insured or reinsured business are considered in determining the recoverability of acquisition costs. Acquisition costs associated with credit derivative products are expensed as incurred. When an insured issue is retired early, is called by the issuer, or is in substance paid in advance through a refunding accomplished by placing U.S. Government securities in escrow as discussed above in the Premium Revenue Recognition section, the related deferred acquisition cost is expensed at that time.

Reserves for Losses and Loss Adjustment Expenses

Reserves for losses and loss adjustment expenses for non-derivative transactions in the Company’s financial guaranty direct and financial guaranty assumed reinsurance business include case reserves and portfolio reserves. See Note 4. Derivatives, for more information on the Company’s derivative transactions. Case reserves are established when there is significant credit deterioration on specific insured obligations and the obligations are in default or default is probable, not necessarily upon non-payment of principal or interest by an insured. Case reserves represent the present value of expected future loss payments and loss adjustment expenses (“LAE”), net of estimated recoveries, but before considering ceded reinsurance. This reserving method is different from case reserves established by traditional property and casualty insurance companies, which establish case reserves upon notification of a claim and establish incurred but not reported (“IBNR”) reserves for the difference between actuarially estimated ultimate losses and recorded case reserves. Financial guaranty insurance and assumed reinsurance case reserves and related salvage and subrogation, if any, are discounted the taxable equivalent yield on the Company’s investment portfolio, which is approximately 6%, in all periods presented. When the Company becomes entitled to the underlying collateral of an insured credit under salvage and subrogation rights as a result of a claim payment, it records salvage and subrogation as an asset, based on the expected level of recovery. Such amounts are included in the Company’s balance sheet within “Other assets.”

The Company records portfolio reserves in its financial guaranty direct and financial guaranty assumed reinsurance business. Portfolio reserves are established with respect to the portion of the Company’s business for which case reserves have not been established.

Portfolio reserves are not established based on a specific event, rather they are calculated by aggregating the portfolio reserve calculated for each individual transaction. Individual transaction reserves are calculated on a quarterly basis by multiplying the par in-force by the product of the ultimate loss and earning factors without regard to discounting. The ultimate loss factor is defined as the frequency of loss multiplied by the severity of loss, where the frequency is defined as the probability of default for each individual issue. The earning factor is inception to date earned premium divided by the estimated ultimate written premium for each transaction. The probability of default is estimated from rating agency data and is based on the transaction’s credit rating, industry sector and time until maturity. The severity is defined as the complement of recovery/salvage rates gathered by the rating agencies of defaulting issues and is based on the industry sector.

Portfolio reserves are recorded gross of reinsurance. The Company has not ceded any amounts under these reinsurance contracts, as the Company’s recorded portfolio reserves have not exceeded the Company’s contractual retentions, required by said contracts.

The Company records an incurred loss that is reflected in the statement of operations upon the establishment of portfolio reserves. When the Company initially records a case reserve, the Company reclassifies the corresponding portfolio reserve already recorded for that credit within the balance sheet. The difference between the initially recorded case reserve and the reclassified portfolio reserve is recorded as a charge in the Company’s statement of operations. Any subsequent change in portfolio reserves or the initial case reserves are recorded quarterly as a charge or credit in the Company’s statement of operations in the period such estimates change. Due to the inherent uncertainties of estimating loss and LAE reserves, actual experience may differ from the estimates reflected in the Company’s consolidated financial statements, and the differences may be material.

The Company also records IBNR reserves for its other segment. IBNR is an estimate of losses for which the insured event has occurred but the claim has not yet been reported to the Company. In establishing IBNR, the Company uses traditional actuarial methods to estimate the reporting lag of such claims based on historical experience, claim reviews and information reported by ceding companies. The other segment represents lines of business that the Company exited or sold prior to the IPO.

FAS No. 60, “Accounting and Reporting by Insurance Enterprises” (“FAS 60”) is the authoritative guidance for an insurance enterprise. FAS 60 prescribes differing reserving methodologies depending on whether a contract fits within its definition of a short-duration contract or a long-duration contract. Financial guaranty contracts have elements of long-duration insurance contracts in that they are irrevocable and extend over a period that may exceed 30 years or more, but for regulatory purposes are reported as property and liability insurance, which are normally considered short-duration contracts. The short-duration and long-duration classifications have different methods of accounting for premium revenue and contract liability recognition. Additionally, the accounting for deferred acquisition costs (“DAC”) could be different under the two methods.

The Company believes the guidance of FAS 60 does not expressly address the distinctive characteristics of financial guaranty insurance, so the Company also applies the analogous guidance of Emerging Issues Task Force (“EITF”) Issue No. 85-20, “Recognition of Fees for Guaranteeing a Loan” (“EITF 85-20”), which provides guidance relating to the recognition of fees for guaranteeing a loan, which has similarities to financial guaranty insurance contracts. Under the guidance in EITF 85-20, the guarantor should assess the probability of loss on an ongoing basis to determine if a liability should be recognized under FAS No. 5, “Accounting for Contingencies” (“FAS 5”). FAS 5

requires that a loss be recognized where it is probable that one or more future events will occur confirming that a liability has been incurred at the date of the financial statements and the amount of loss can be reasonably estimated.

The Company is aware that there are certain differences regarding the measurement of portfolio loss liabilities among companies in the financial guaranty industry.   In January and February 2005, the Securities and Exchange Commission (“SEC”) staff had discussions concerning these differences with a number of industry participants. Based on these discussions, in June 2005, the FASB staff decided additional guidance is necessary regarding financial guaranty contracts. On April 18, 2007, the FASB issued an exposure draft “Accounting for Financial Guarantee Insurance Contracts-an interpretation of FASB Statement No. 60” (“Exposure Draft”). This Exposure Draft would clarify how FAS 60 applies to financial guarantee insurance contracts, including the methodology to be used to account for premium revenue and claim liabilities. The scope of this Exposure Draft is limited to financial guarantee insurance (and reinsurance) contracts issued by insurance enterprises included within the scope of FAS 60. While certain provisions of the Exposure Draft are still being analyzed, management believes that the cumulative effect of initially applying the Exposure Draft, particularly with respect to revenue recognition and claims liability, could be material to the Company’s financial statements. A final Exposure Draft is expected to be issued by the end of the first quarter 2008, with an anticipated effective date of January 1, 2009. Until a final pronouncement is issued, the Company intends to continue to apply its existing policy with respect to premium revenue and the establishment of both case and portfolio reserves.

Profit Commissions

Under the terms of certain of the Company’s reinsurance contracts, the Company is obligated to pay the ceding company at predetermined future dates a contingent commission based upon a specified percentage of the net underwriting profits. The Company’s liability for the present value of expected future payments is shown on the balance sheet under the caption, “Profit commissions payable”. There was no unamortized discount on this liability as of December 31, 2007 and 2006.

Reinsurance

In the ordinary course of business, the Company assumes and retrocedes business with other insurance and reinsurance companies. These agreements provide greater diversification of business and may minimize the net potential loss from large risks. Retrocessional contracts do not relieve the Company of its obligation to the reinsured. Reinsurance recoverable on ceded losses includes balances due from reinsurance companies for paid and unpaid losses and LAE that will be recovered from reinsurers, based on contracts in force, and is presented net of any provision for estimated uncollectible reinsurance. Any change in the provision for uncollectible reinsurance is included in loss and loss adjustment expenses. Prepaid reinsurance premiums represent the portion of premiums ceded to reinsurers relating to the unexpired terms of the reinsurance contracts in force.

Certain of the Company’s assumed and ceded reinsurance contracts are funds held arrangements. In a funds held arrangement, the ceding company retains the premiums instead of paying them to the reinsurer and losses are offset against these funds in an experience account. Because the reinsurer is not in receipt of the funds, the reinsurer earns interest on the experience account balance at a predetermined credited rate of interest. The Company generally earns interest at fixed rates of between 4% and 6% on its assumed funds held arrangements and generally pays interest at fixed rates of between 4% and 6% on its ceded funds held arrangements. The interest earned or credited on funds held arrangements is included in net investment income. In addition, interest on funds held arrangements will continue to be earned or credited until the experience account is fully depleted, which can extend many years beyond the expiration of the coverage period.

Goodwill

Goodwill of $94.6 million arose from ACE’s acquisition of Capital Re Corporation, the Company’s former name, as of December 31, 1999 and was being amortized over a period of twenty-five years. On January 1, 2002, the Company ceased amortizing goodwill as part of its adoption of FAS No. 142, “Goodwill and Other Intangible Assets” (“FAS 142”).

Goodwill is evaluated for impairment at least annually in accordance with FAS 142. No such impairment was recognized in the years ended December 31, 2007, 2006 and 2005

The following table details goodwill by segment as of December 31, 2007 and 2006:

	As of December 31,
(in thousands of U.S. dollars)	2007	2006
Financial guaranty direct	$14,748	$14,748
Financial guaranty reinsurance	70,669	70,669
Other	—	—
Total	$85,417	$85,417

Income Taxes

Assured Guaranty Corp. is subject to U.S. income tax. In accordance with FAS No. 109, “Accounting for Income Taxes”, deferred income taxes are provided for with respect to the temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities, using enacted rates in effect for the year in which the differences are expected to reverse. Such temporary differences relate principally to deferred acquisition costs, reserves for losses and LAE, unearned premium reserves, unrealized gains and losses on investments, unrealized gains and losses on derivative financial instruments and statutory contingency reserve.

Share-Based Compensation

Prior to January 1, 2006, the Company accounted for its share-based employee compensation plans under the measurement and recognition provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and related Interpretations, as permitted by FAS No. 123, “Accounting for Stock-Based Compensation” (“FAS 123”). During the year ended December 31, 2005 the Company recorded no share-based employee compensation expense for options granted under the Assured Guaranty Ltd. 2004 Long-Term Incentive Plan (the “Incentive Plan”) as all options granted under that plan had exercise prices equal to the fair market value of Assured Guaranty Ltd.’s common stock on the date of grant. Also, during the year ended December 31, 2005, the Company recorded no compensation expense in connection with the Assured Guaranty Ltd. Employee Stock Purchase Plan (the “Stock Purchase Plan”) as the purchase price of the stock was not less than 85% of the lower of the fair market value of Assured Guaranty Ltd.’s common stock at the beginning of each offering period or at the end of each purchase period. In accordance with FAS 123 and FAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure” (“FAS 148”) the Company disclosed its net income in the notes to consolidated financial statements as if the Company had applied the fair value-based method in measuring compensation expense for its share-based incentive programs.

Effective January 1, 2006, the Company adopted the fair value recognition provisions of FAS No. 123 (revised), “Share-Based Payment” (“FAS 123R”) using the modified prospective transition method. Under that transition method, compensation expense includes: (a) compensation expense for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of FAS 123, and (b) compensation expense for all share-based payments granted on or after January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of FAS 123R. See Note 18 for further discussion regarding the methodology utilized in recognizing share-based compensation expense.

Variable Interest Entities and Special Purpose Entities

The Company provides financial guarantees with respect to debt obligations of special purpose entities, including variable interest entities (“VIEs”). The Company’s variable interest exists through this financial guaranty insurance or credit derivative contract. The transaction structure generally provides certain financial protections to the Company. This financial protection can take several forms, the most common are over-collateralization, first loss protection (or subordination) and excess spread. In the case of over-collateralization (i.e., the principal amount of the securitized assets exceeds the principal amount of the structured finance obligations guaranteed by the Company), the structure allows defaults of the securitized assets before a default is experienced on the structured finance obligation guaranteed by the Company. In the case of first loss, the financial guaranty insurance policy only covers a senior layer of losses of multiple obligations issued by special purpose entities, including VIEs. The first loss exposure with respect to the assets is either retained by the seller or sold off in the form of equity or mezzanine debt to other investors. In the case of excess spread, the financial assets contributed to special purpose entities, including VIEs, generate interest cash flows that are in excess of the interest payments on the debt issued by the special purpose entity. Such excess spread is typically distributed through the transaction’s cash flow waterfall and may be used to create additional credit enhancement, applied to redeem debt issued by the special purpose entity (thereby creating additional over-collateralization), or distributed to equity or other investors in the transaction.

There are two different accounting frameworks applicable to special purpose entities (“SPE”); the qualifying SPE (“QSPE”) framework under FAS 140; and the VIE framework under Financial Interpretation (“FIN”) 46R “Consolidation of Variable Interest Entities”. The applicable framework depends on the nature of the entity and the Company’s relation to that entity. The QSPE framework is applicable when an entity transfers (sells) financial assets to a SPE meeting certain criteria as defined in FAS 140. These criteria are designed to ensure that the activities of the entity are essentially predetermined in their entirety at the inception of the vehicle; decision making is limited and restricted to certain events, and that the transferor of the financial assets cannot exercise control over the entity and the assets therein. Entities meeting these criteria are not consolidated by the transferor or other counterparty, as long as the entity does not have the unilateral ability to liquidate or to cause it to no longer meet the QSPE criteria. SPEs meeting all of FAS 140’s criteria for a QSPE are not within the scope of FIN 46 and as such, need not be assessed for consolidation. When the SPE does not meet the QSPE criteria, consolidation is assessed pursuant to FIN 46R. Under FIN 46R, a VIE is defined as an entity that is not assessed for consolidation by determining which party maintains a controlling financial interest. As such, a VIE (i) lacks enough equity investment at risk to permit the entity to finance its activities without additional subordinated financial support from other parties, (ii) its equity owners lack the right to make significant decisions affecting the entity’s operations, and (iii) its equity owners do not have an obligation to absorb or the right to receive the entity’s losses or returns. FIN 46R requires a variable interest holder (e.g., an investor in the entity or a financial guarantor) to consolidate that VIE if that holder will absorb a majority of the expected losses of the VIE, receive a majority of the residual returns of the VIE, or both. The Company determines whether it is the primary beneficiary of a VIE by first performing a qualitative analysis of the VIE that includes, among other factors, its capital structure, contractual terms, which variable interests create or absorb variability, related party relationships and the design of the VIE. When qualitative analysis is not conclusive the Company performs a quantitative analysis. To date the results of the qualitative and quantitative analyses have indicated that the Company does not have a majority of the variability and as a result these VIEs are not consolidated in the Company’s financial statements.

Qualifying Special Purpose Entities:

During 2006, the Company issued a financial guaranty on financial assets that were transferred into a special purpose entity for which the business purpose of that entity was to provide a financial guarantee client with funding for their debt obligation. This entity met the characteristics of a QSPE in accordance with FAS 140. QSPEs are not subject to the requirements of FIN 46R and accordingly are not consolidated in the Company’s financial statements. QSPEs are legal entities that are demonstrably distinct from the Company, and neither the Company, nor its affiliates or its agents can unilaterally dissolve the QSPE. The QSPE’s permitted activities are contractually limited to purchasing assets, issuing notes to fund such purchases, and related administrative services. Pursuant to the terms of the Company’s insurance policy, insurance premiums are paid to the Company by the QSPE and are earned in a manner consistent with other insurance policies, over the risk period. Any losses incurred would be included in the Company’s consolidated statements of operations.

There were no such transactions during 2007 or 2005.

3.         Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued FAS No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. FAS 157 applies to other accounting pronouncements that require or permit fair value measurements, since the FASB had previously concluded in those accounting pronouncements that fair value is the relevant measure. Accordingly, FAS 157 does not require any new fair value measurements. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We have adopted FAS 157 effective January 1, 2008. FAS 157 is not expected to have a material impact on our results of operations or financial position.

In February 2007, the FASB issued FAS No. 159, “The Fair Value Option for Financial Assets and Liabilities” (“FAS 159”). FAS 159 allows entities to voluntarily choose, at specified election dates, to measure many financial assets and financial liabilities (as well as certain nonfinancial instruments that are similar to financial instruments) at fair value (the “fair value option”). The election is made on an instrument-by-instrument basis and is irrevocable. If the fair value option is elected for an instrument, FAS 159 specifies that all subsequent changes in fair value for that instrument shall be reported in the Statement of Operations and Comprehensive Income. FAS 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. We adopted FAS 159 effective January 1, 2008. We did not apply the fair value option to any eligible items on our adoption date.

In April 2007, the FASB Staff issued FASB Staff Position No. FIN 39-1, “Amendment of FASB Interpretation No. 39” (“FSP FIN 39-1”), which permits companies to offset cash collateral receivables or payables with net derivative positions under certain circumstances. FSP FIN 39-1 is effective for fiscal years beginning after November 15, 2007, with early adoption permitted. FSP FIN 39-1 will not affect the Company’s results of operations or financial position, though it may affect the balance sheet classification of certain assets and liabilities.

In December 2007, the FASB issued FAS No. 141 (revised), “Business Combinations” (“FAS 141R”).  FAS 141R establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree.  FAS 141R also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statement to evaluate the nature and financial effects of the business combination.  FAS 141R is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim statements within those fiscal years.   Early adoption is not permitted.  Since FAS 141R applies prospectively to business combinations whose acquisition date is subsequent to the statement’s adoption, FAS 141R is not expected to have an impact on our current results of operations or financial position.

In December 2007, the FASB issued FAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51” (“FAS 160”).  FAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary for the deconsolidation of a subsidiary.  FAS 160 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim statements within those fiscal years.  The Company is currently evaluating the impact, if any, FAS 160 will have on its consolidated financial statements.

4.         Derivatives

Certain products (principally credit protection oriented) issued by the Company have been deemed to meet the definition of a derivative under FAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“FAS 133”), FAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (“FAS 149”) and FAS No. 155, “Accounting for Certain Hybrid Financial Instruments” (“FAS 155”). These products consist primarily of credit derivatives. In addition, the Company issued a few index-based derivative financial instruments prior to 2004. FAS 133, FAS 149 and FAS 155, which the Company adopted on January 1, 2007, establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. FAS 133 and FAS 149 require that an entity recognize all derivatives as either assets or liabilities in the consolidated balance sheets and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as a fair value, cash flow or foreign currency hedge. FAS 155 requires companies to recognize freestanding or embedded derivatives relating to beneficial interests in securitized financial instruments. This recognition was not required prior to January 1, 2007. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. The Company had no derivatives that were designated as hedges during 2007, 2006 and 2005.

The Company uses derivative instruments primarily to offer credit protection to others. The Company records these transactions at fair value. Where available, the Company uses market prices to determine the fair value of these credit derivatives. If market prices are not available, the fair value is estimated using a combination of observable market data and valuation models that specifically relate to each type of credit protection. Market conditions at December 31, 2007 were such that market prices were generally not available. Where market prices were not available, the Company used a combination of observable market data and valuation models, using various market indexes, to estimate the fair value of its credit derivatives. These models are primarily developed internally based on market conventions for similar transactions. Management considers the non–standard terms of its credit derivative contracts in determining the fair value of these contracts. These terms differ from credit derivatives sold by companies outside of the financial guaranty industry. The non–standard terms include the absence of collateral support agreements or immediate settlement provisions, relatively high attachment points and the fact that the Company does not typically exit derivatives it sells for credit protection purposes, except under specific circumstances such as exiting a line of business. Because of these terms and conditions, the fair value of the Company’s credit derivatives may not reflect the same prices observed in an actively traded market of credit default swaps that do not contain terms and conditions similar to those observed in the financial guaranty market. These models and the related assumptions are continuously reevaluated by management and enhanced, as appropriate, based upon improvements in modeling techniques and availability of more timely market information.

Valuation models include the use of management estimates and current market information. Management is also required to make assumptions on how the fair value of derivative instruments is affected by current market conditions. Management considers factors such as current prices charged for similar agreements, performance of underlying assets, life of the instrument, and the extent of CDS exposure the Company ceded under reinsurance agreements, and the nature and extent of activity in the financial guaranty credit derivative marketplace. The assumptions that management uses to determine its fair value may change in the future due to market conditions. Due to the inherent uncertainties of the assumptions used in the valuation models to determine the fair value of these derivative products, actual experience may differ from the estimates reflected in the Company’s consolidated financial statements, and the differences may be material.

The Company records premiums received from the issuance of derivative instruments in gross written premiums and establishes unearned premium reserves and loss reserves. These loss reserves represent the Company’s best estimate of the probable losses expected under these contracts and are calculated in the same manner as the Company’s financial guaranty business. See Note 2. Significant Accounting Policies, Reserves for Losses and Loss Adjustment Expenses, for more information. Unrealized gains and losses on derivative financial instruments are computed as the difference between fair value and the total of the unearned premium reserves, losses and LAE reserve, premiums receivable, prepaid reinsurance premiums and reinsurance recoverable on ceded losses. Changes in unrealized gains and losses on derivative financial instruments are reflected in the consolidated statements of operations and comprehensive income. Cumulative unrealized gains are reflected as assets in the Company’s balance sheets. Unrealized gains and losses resulting from changes in the fair value of derivatives occur because of changes in interest rates, credit spreads, recovery rates, the credit ratings of the referenced entities and other market factors. The Company generally holds derivative contracts to maturity. However, in certain circumstances such as for risk management purposes or as a result of a decision to exit a line of business, the Company may decide to terminate a derivative contract prior to maturity. The unrealized gains and losses on derivative financial instruments will amortize to zero as the exposure approaches its maturity date, unless there is a payment default on the exposure. In the event that the Company terminates a derivative contract prior to maturity as a result of a decision to exit a line of business or for risk management purposes, the unrealized gain or loss will be realized through premiums earned and losses incurred. Changes in the fair value of the Company’s derivative contracts do not reflect actual claims or credit losses, and have no impact on the Company’s claims-paying resources, rating agency capital or regulatory capital positions.

The Company recorded a pretax net unrealized loss on derivative financial instruments of $506.8 million for the year ended December 31, 2007, a pretax net unrealized gain on derivative financial instruments of $4.1 million for the year ended December 31, 2006 and a pretax net unrealized loss on derivative financial instruments of $0.6 million for the year ended December 31, 2005. For the year ended 2007, approximately 45% of the Company’s unrealized loss on derivative financial instruments is due to a decline in the market value of high yield and investment grade corporate collateralized loan obligation transactions, with the balance generated by lower market values principally in the residential and commercial mortgage-backed securities markets. With considerable volatility continuing in the market, the fair value adjustment amount will fluctuate significantly in future periods.

In general, the Company structures derivative transactions such that the method for making loss payments is similar to that for financial guaranty policies and only occurs as losses are realized on the underlying reference obligation. Nonetheless, credit derivative transactions are governed by International Swaps and Derivatives

Association, Inc. (“ISDA”) documentation and may operate differently from financial guaranty policies. For example, our control rights with respect to a reference obligation under a credit derivative may be more limited than when we issue a financial guaranty policy. In addition, while our exposure under credit derivatives, like our exposure under financial guaranty policies, have been generally for as long as the reference obligation remains outstanding, unlike financial guaranty policies, a credit derivative may be terminated for a breach of the ISDA documentation or other specific events. In some older credit derivative transactions, one such specified event is the failure of the Company to maintain specified financial strength ratings ranging from BBB- to AA-. If a credit derivative is terminated we could be required to make a mark-to-market payment as determined under the ISDA documentation. For example, if the Company’s rating were downgraded to A, under market conditions at December 31, 2007, if the counterparties exercised their right to terminate their credit derivatives, the Company would have been required to make mark-to-market payments of approximately $70 million. As of December 31, 2007 the Company had pre-IPO transactions with approximately $1.7 billion of par subject to collateral posting due to changes in market value. Currently no collateral posting is required or anticipated for these transactions. Unrealized gains and losses on derivative financial instruments are a function of changes in the estimated fair value of the Company’s credit derivative contracts. If credit spreads of the underlying obligations change, the fair value of the related credit derivative changes. Market liquidity could also impact valuations of the underlying obligations. As such, the Company experiences mark-to-market gains or losses.

The total notional amount of insured CDS exposure outstanding as of December 31, 2007 and 2006 and included in the Company’s financial guaranty exposure was $53.0 billion and $35.0 billion, respectively. The following table summarizes the estimated change in fair values on the net balance of the Company’s net structured credit default swap derivative positions assuming immediate parallel shifts in credit spreads at December 31, 2007:

(Dollars in millions)

Credit Spreads	Estimated Net Fair Value (Pre-Tax)	Estimated Pre-Tax Change in Gain / (Loss)
December 31, 2007:
100% widening in spreads	$(1,173.9)	$(691.7)
50% widening in spreads	(826.6)	(344.4)
25% widening in spreads	(652.8)	(170.6)
10% widening in spreads	(552.5)	(70.3)
Base Scenario	(482.2)	—
10% narrowing in spreads	(417.7)	64.5
25% narrowing in spreads	(316.8)	165.4
50% narrowing in spreads	(152.8)	329.4

The impact of changes in credit spreads will vary based upon the volume, tenor, interest rates, and other market conditions at the time these fair values are determined. In addition, since each transaction has unique collateral and structure terms, the underlying change in fair value of each transaction may vary considerably. During 2007, the Company incurred net mark-to-market losses on credit derivative contracts of $(515.2) million, pre-tax, related to high yield and investment grade corporate collateralized loan obligations (“CLOs”), as well as residential and commercial mortgage-backed securities exposures. The unrealized loss on derivatives resulted largely from the decline in fixed income security market prices resulting from higher credit spreads, primarily in the third and fourth quarters of 2007, due to the recent lack of liquidity in the High Yield CDO and CLO market as well as continuing market concerns over the most recent vintages of subprime residential mortgage-backed securities, rather than from credit rating downgrades, delinquencies or defaults on securities guaranteed by the Company.

In 2007 the Company also recorded a fair value gain of $8.3 million, pre-tax, related to Assured Guaranty Corp.’s committed capital securities. See Note 17. Credit Facilities.

The following table summarizes activities related to derivative financial instruments (in thousands of U.S. dollars):

	2007	2006	2005
Balance sheets as of December 31,
Assets:
Premiums receivable	$28,797	$16,153	$13,687
Prepaid reinsurance premiums	4,447	1,773	900
Reinsurance recoverable on ceded losses	659	211	2,323
Unrealized gains on derivative financial instruments	14,969	38,781	38,052
Liabilities:
Unearned premium reserves	15,643	8,568	6,694
Reserves for losses and LAE	4,061	2,408	5,600
Unrealized losses on derivative financial instruments	488,885	5,862	9,238
Net (liability) asset—fair value of derivative financial instruments	$(459,717)	$40,080	$33,430

Statements of operations for the years ended December 31,
Net written premiums	$57,723	$43,826	$39,173
Net earned premiums	53,322	42,825	39,618
Loss and loss adjustment (expenses) recoveries incurred	(1,212)	1,294	6,839
Unrealized (losses) gains on derivative financial instruments	(506,835)	4,105	(631)
Total impact of derivative financial instruments	$(454,725)	$48,224	$45,826

5.         Statutory Accounting Practices

These consolidated financial statements are prepared on a GAAP basis, which differs in certain respects from accounting practices prescribed or permitted by the insurance regulatory authorities, including the Maryland Insurance Department.

The Company’s U.S. domiciled insurance companies prepare statutory financial statements in accordance with accounting practices prescribed or permitted by the National Association of Insurance Commissioners (“NAIC”) and their respective Insurance Departments. Prescribed statutory accounting practices are set forth in the NAIC Accounting Practices and Procedures Manual. There are no permitted accounting practices on a statutory basis. The combined capital and statutory surplus of the Company’s U.S. domiciled insurance companies was $399.6 million and $286.0 million as of December 31, 2007 and 2006, respectively. The statutory combined net income of the Company’s U.S. domiciled insurance companies was $71.6 million, $64.3 million and $101.0 million for the years ended December 31, 2007, 2006 and 2005, respectively.

6.         Insurance in Force

At December 31, 2007 and 2006, net financial guaranty par in force, including insured CDS, was approximately $94.1 billion and $68.4 billion, respectively. The portfolio was broadly diversified by payment source, geographic location and maturity schedule, with no single risk representing more than 1.2% and 1.6% of the total net par in force as of December 31, 2007 and 2006, respectively.

The composition of net par in force by bond type was as follows:

	As of December 31,
	2007	2006
	(in billions of U.S. dollars)
U.S. public finance:
General obligation	$4.9	$4.3
Tax-backed	3.5	3.2
Municipal utilities	3.5	3.9
Healthcare	3.3	2.8
Transportation	3.1	2.9
Investor-owned utilities	0.9	0.9
Higher education	0.8	0.7
Housing	0.3	0.3
Other public finance	0.8	0.9
Total U.S. public finance	21.1	20.0
U.S. structured finance:
Pooled corporate obligations	25.8	17.9
Prime mortgage-backed and home equity	8.0	2.6
Subprime mortgage-backed and home equity	5.4	4.6
Commercial mortgage-backed securities	4.6	4.4
Consumer receivables	4.0	1.6
Commercial receivables	2.1	0.9
Structured credit	0.9	0.9
Insurance securitizations	0.2	0.2
Other structured finance	0.6	1.1
Total U.S. structured finance	51.7	34.1
International:
Pooled corporate obligations	6.0	2.3
Infrastructure and pooled infrastructure	4.8	3.8
Mortgage-backed and home equity	4.7	2.9
Regulated utilities	1.9	1.3
Commercial receivables	1.1	0.7
Public finance	0.8	0.8
Commercial mortgage-backed securities	0.7	0.9
Future flow	0.5	0.5
Insurance securitizations	0.2	0.3
Structured credit	0.1	0.1
Consumer receivables(1)	—	0.1
Other international structured finance	0.5	0.5
Total international	21.3	14.2
Total exposures(2)	$94.1	$68.4

(1)          The Company had $5 million net par outstanding as of December 31, 2007.

(2)          Totals may not add due to rounding.

Maturities for U.S. public finance obligations range from 1 to 42 years, with a weighted average life of 15 years. U.S. structured finance transactions have legal maturities that range from 1 to 40 years with a weighted average life of 7 years. International finance transactions have legal maturities that range from 1 to 55 years with a weighted average life of 9 years. CDS transactions are included in all structured finance categories and tax-backed and investor-owned utilities categories in public finance.

The portfolio contained exposures in each of the 50 states and abroad. The distribution of net financial guaranty par outstanding by geographic location is set forth in the following table:

	As of December 31, 2007		As of December 31, 2006
	Net par outstanding	% of Net par outstanding	Net par outstanding	% of Net par outstanding
	(in billions of U.S. dollars)
Domestic:
California	$3.4	3.6%	$3.1	4.5%
New York	1.8	1.9%	1.9	2.7%
Illinois	1.3	1.4%	1.4	2.0%
Florida	1.1	1.2%	1.2	1.8%
Massachusetts	1.1	1.2%	1.2	1.7%
Puerto Rico	1.1	1.2%	0.6	0.9%
Texas	1.0	1.0%	1.1	1.5%
Pennsylvania	0.9	0.9%	0.9	1.4%
New Jersey	0.8	0.9%	0.7	1.0%
South Carolina	0.7	0.8%	0.5	0.7%
Other states	7.9	8.4%	7.4	11.1%
Mortgage and structured (multiple states)	51.7	55.0%	34.1	49.9%
Total domestic exposures	72.8	77.4%	54.1	79.2%

International:
United Kingdom	11.3	12.0%	8.9	13.0%
Germany	3.1	3.3%	2.1	3.1%
Australia	1.0	1.0%	0.3	0.5%
Turkey	0.4	0.4%	0.3	0.5%
Ireland	0.2	0.3%	0.1	0.2%
Other	5.4	5.7%	2.6	3.5%
Total international exposures	21.3	22.6%	14.2	20.8%
Total exposures(1)	$94.1	100.0%	$68.4	100.0%

(1)          Totals may not add due to rounding.

The following table sets forth the net financial guaranty par outstanding by underwriting rating:

	As of December 31, 2007		As of December 31, 2006
Ratings(1)	Net par outstanding	% of Net par outstanding	Net par outstanding	% of Net par outstanding
	(in billions of U.S. dollars)
Super senior	$26.8	28.5%	$12.4	18.2%
AAA	33.3	35.3%	26.2	38.3%
AA	8.9	9.4%	8.4	12.3%
A	15.1	16.1%	13.4	19.5%
BBB	8.8	9.3%	7.1	10.4%
Below investment grade	1.2	1.3%	0.9	1.3%
Total exposures(2)	$94.1	100.0%	$68.4	100.0%

(1)          The Company’s internal rating. The Company’s scale is comparable to that of the nationally recognized rating agencies. The super senior category, which is not generally used by rating agencies, is used by the Company in instances where the Company’s AAA-rated exposure has additional credit enhancement due to either (1) the existence of another security rated AAA that is subordinated to the Company’s exposure or (2) the Company’s exposure benefits from a different form of credit enhancement that would pay any claims first in the event that any of the exposures incurs a loss, and such credit enhancement, in management’s opinion, causes the Company’s attachment point to be materially above the AAA attachment point.

(2)          Totals may not add due to rounding.

As part of its financial guaranty business, the Company enters into CDS transactions whereby one party pays a periodic fee in fixed basis points on a notional amount in return for a contingent payment by the other party in the event one or more defined credit events occurs with respect to one or more third party referenced securities or loans. A credit event may be a nonpayment event such as a failure to pay, bankruptcy, or restructuring, as negotiated by the parties to the CDS transaction. The total notional amount of insured CDS exposure outstanding as of December 31, 2007 and 2006 and included in the Company’s financial guaranty exposure was $53.0 billion and $35.0 billion, respectively.

7.         Premiums Earned from Refunded and Called Bonds

Net earned premiums include $9.8 million, $7.0 million and $8.5 million for 2007, 2006 and 2005, respectively, related to refunded and called bonds, which reflect the unscheduled pre-payment or refundings of underlying municipal bonds. 2007 included $1.4 million of public finance refundings in the financial guaranty direct segment and $8.4 million of refundings in the financial guaranty reinsurance segment. There were no unscheduled refundings in the financial guaranty direct segment 2006 and 2005. The unscheduled refundings included in net earned premiums for 2006 and 2005 related to financial guaranty reinsurance segment. These unscheduled refundings are sensitive to market interest rates.

8.         Investments

The following summarizes the Company’s aggregate investment portfolio as of December 31, 2007:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(in thousands of U.S. dollars)
Fixed maturity securities
U.S. government and agencies	$36,487	$1,688	$—	$38,175
Obligations of state and political subdivisions	932,929	36,930	(2,372)	967,487
Corporate securities	35,727	962	(441)	36,248
Mortgage-backed securities	161,076	2,646	(558)	163,164
Asset-backed securities	27,808	186	(15)	27,979
Foreign government securities	68,615	1,664	—	70,279
Preferred stock	7,750	196	—	7,946
Total fixed maturity securities	1,270,392	44,272	(3,386)	1,311,278
Short-term investments	44,040	—	—	44,040
Total investments	$1,314,432	$44,272	$(3,386)	$1,355,318

The following summarizes the Company’s aggregate investment portfolio as of December 31, 2006:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(in thousands of U.S. dollars)
Fixed maturity securities
U.S. government and agencies	$33,890	$194	$(23)	$34,061
Obligations of state and political subdivisions	833,650	42,229	(534)	875,345
Corporate securities	41,289	988	(187)	42,090
Mortgage-backed securities	167,635	1,579	(1,311)	167,903
Asset-backed securities	39,893	98	(164)	39,827
Foreign government securities	43,465	3	(277)	43,191
Preferred stock	—	—	—	—
Total fixed maturity securities	1,159,822	45,091	(2,496)	1,202,417
Short-term investments	47,279	—	—	47,279
Total investments	$1,207,101	$45,091	$(2,496)	$1,249,696

Approximately 12% and 13% of the Company’s total investment portfolio as of December 31, 2007 and 2006, respectively, was composed of mortgage-backed securities, including collateralized mortgage obligations and commercial mortgage-backed securities. As of both December 31, 2007 and 2006, the weighted average credit quality of the Company’s entire investment portfolio was AA+. The Company’s portfolio is comprised primarily of high-quality, liquid instruments. We continue to receive sufficient information to value our investments and have not had to modify our approach due to the current market conditions.

The amortized cost and estimated fair value of available-for-sale fixed maturity securities as of December 31, 2007, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Estimated Fair Value
	(in thousands of U.S. dollars)
Due within one year	$—	$—
Due after one year through five years	113,660	116,711
Due after five years through ten years	261,421	273,243
Due after ten years	726,485	750,214
Mortgage-backed securities	161,076	163,164
Preferred stock	7,750	7,946
Total	$1,270,392	$1,311,278

Proceeds from the sale of available-for-sale fixed maturity securities were $256.1 million, $341.3 million and $344.2 million for the years ended December 31, 2007, 2006 and 2005, respectively.

Net realized investment gains (losses) consisted of the following:

	For the Years Ended December 31,
	2007	2006	2005
	(in thousands of U.S. dollars)
Gains	$456	$1,647	$3,040
Losses	(934)	(2,822)	(2,307)
Other than temporary impairments	—	—	—
Net realized investment (losses) gains	$(478)	$(1,175)	$733

The change in net unrealized gains (losses) of available-for-sale fixed maturity securities consists of:

	For the Years Ended December 31,
	2007	2006	2005
	(in thousands of U.S. dollars)
Fixed maturity securities	$(1,709)	$(2,983)	$(19,241)
Less: Deferred income tax benefit	(675)	(968)	(6,734)
Change in net unrealized losses on fixed maturity securities	$(1,034)	$(2,015)	$(12,507)

The following tables summarize, for all securities in an unrealized loss position as of December 31, 2007 and 2006, the aggregate fair value and gross unrealized loss by length of time the amounts have continuously been in an unrealized loss position.

	As of December 31, 2007
	Less than 12 months		12 months or more		Total
	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
	(in thousands of U.S. dollars)
U.S. government and agencies	$—	$—	$—	$—	$—	$—
Obligations of state and political subdivisions	167,335	(2,202)	5,219	(170)	172,554	(2,372)
Corporate securities	8,725	(441)	—	—	8,725	(441)
Mortgage-backed securities	11,011	(9)	33,842	(549)	44,853	(558)
Asset-backed securities	—	—	5,993	(15)	5,993	(15)
Foreign government securities	—	—	—	—	—	—
Preferred stock	—	—	—	—	—	—
Total	$187,071	$(2,652)	$45,054	$(734)	$232,125	$(3,386)

	As of December 31, 2006
	Less than 12 months		12 months or more		Total
	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
	(in thousands of U.S. dollars)
U.S. government and agencies	$1,179	$(7)	$1,756	$(16)	$2,935	$(23)
Obligations of state and political subdivisions	76,319	(380)	10,811	(154)	87,130	(534)
Corporate securities	5,574	(5)	7,475	(182)	13,049	(187)
Mortgage-backed securities	20,919	(124)	42,324	(1,187)	63,243	(1,311)
Asset-backed securities	9,333	(13)	12,267	(151)	21,600	(164)
Foreign government securities	37,491	(207)	2,516	(70)	40,007	(277)
Preferred stock	—	—	—	—	—	—
Total	$150,815	$(736)	$77,149	$(1,760)	$227,964	$(2,496)

The above balances include 69 and 78 fixed maturity securities as of December 31, 2007 and 2006, respectively. The Company has considered factors such as sector credit ratings and industry analyst reports in evaluating the above securities for impairment. The Company has concluded that these securities are not other than temporarily impaired as of December 31, 2007 and 2006, since it has the ability and intent to hold these securities until they recover their value or until maturity.

Net investment income is derived from the following sources:

	For the Years Ended December 31,
	2007	2006	2005
	(in thousands of U.S. dollars)
Income from fixed maturity securities	$62,222	$52,226	$51,269
Income from short-term investments	2,165	4,240	1,306
Gross investment income	64,387	56,466	52,575
Less: investment expenses	(1,237)	(1,146)	(1,292)
Net investment income	$63,150	$55,320	$51,283

Under agreements with its cedants and in accordance with statutory requirements, the Company maintains fixed maturity securities in trust accounts of $18.1 million and $17.4 million as of December 31, 2007 and 2006, respectively, for the benefit of reinsured companies and for the protection of policyholders, generally in states in which the Company or its subsidiaries, as applicable, are not licensed or accredited.

The Company is not exposed to significant concentrations of credit risk within its investment portfolio.

No material investments of the Company were non-income producing for the years ended December 31, 2007, 2006 and 2005.

9.         Reserves for Losses and Loss Adjustment Expenses

The following table provides a reconciliation of the beginning and ending balances of the reserves for losses and LAE:

	For the Years Ended December 31,
	2007	2006	2005
	(in thousands of U.S. dollars)
Balance as of January 1	$65,388	$70,693	$128,102
Less reinsurance recoverable	(8,826)	(11,410)	(36,379)
Net balance as of January 1	56,562	59,283	91,723
Transfers to case reserves from portfolio reserves	1,531	9	14,398
Incurred losses and loss adjustment expenses pertaining to case and IBNR reserves:
Current year	639	5,314	10,436
Prior years	(15,103)	(350)	5,706
	(14,464)	4,964	16,142
Transfers to case reserves from portfolio reserves	(1,531)	(9)	(14,398)
Incurred losses and loss adjustment expenses pertaining to portfolio reserves	301	1,885	(17,516)
Total incurred losses and loss adjustment expenses (recoveries)	(14,163)	6,849	(1,374)
Loss and loss adjustment expenses (paid) and recovered pertaining to:
Current year	(194)	—	(44)
Prior years	12,165	(9,631)	(16,146)
Total loss and loss adjustment expenses recovered (paid)	11,971	(9,631)	(16,190)
Change in salvage recoverable	(1,001)	42	(2,497)
Novation of FSA financial guaranty business to AG Re	—	—	(8,540)
Foreign exchange (gain) loss on reserves	(34)	19	(3,839)
Net balance as of December 31	53,335	56,562	59,283
Plus reinsurance recoverable	21,137	8,826	11,410
Balance as of December 31	$74,472	$65,388	$70,693

The difference between the portfolio reserve transferred to case reserves and the ultimate case reserve recorded is included in current year incurred amounts.

The financial guaranty case basis reserves have been discounted using a rate of 6% in 2007, 2006 and 2005, resulting in a discount of $0.6 million, $5.6 million and $6.9 million, respectively.

The favorable prior year development in 2007 of $15.1 million is primarily due to $17.7 million of loss recoveries and increase in salvage reserves for aircraft-related transactions, reported to us by our cedants. This was offset by unfavorable prior year development related to two subprime residential mortgage-backed and home equity transactions.

The favorable prior year development for 2006 is primarily related to a recovery of a prior year payment on a collateralized bond obligation.

The unfavorable prior year development in 2005 of $5.7 million is primarily related to changes in credit quality and from continued runoff from maturing CDO exposures, as well as management updating its loss reserving data, as part of the Company’s normal portfolio reserve process, to include the most current rating agency default studies.

10.       U.S. Subprime Mortgage-Backed and Home Equity (“HELOC”) Exposures

The Company insures various types of Residential Mortgage-Backed Securitizations (“RMBS”). Such transactions may include obligations backed by closed-end first mortgage loans and closed- and open-end second mortgage loans or home equity loans on one-to-four family residential properties, including condominiums and cooperative apartments. An RMBS transaction where the underlying collateral is comprised of revolving home equity lines of credit (“HELOC”) is generally referred to as a HELOC transaction. In general, the collateral supporting HELOC securitizations are second lien loans made to prime borrowers. As of December 31, 2007, the Company had net par outstanding of $1.1 billion related to HELOC securitizations, of which $1.0 billion are transactions with Countrywide. Countrywide’s HELOC servicer ratings were recently downgraded by Moody’s Investor Services from SQ1 to SQ1- (“strong”) and by Fitch from RPS1 to RPS1- (“fully acceptable”) and placed on watch negative by Standard & Poors. As of December 31, 2007, the Company has recorded portfolio reserves of $17.6 million and case reserves of $2.5 million for its HELOC exposures. Based on the evidence available at December 31, 2007 the Company does not believe loss related to its direct Countrywide HELOCs is probable and, therefore, has not recorded a case reserve. The performance of our HELOC exposures deteriorated during 2007 and transactions, particularly those originated in the period from 2005 through 2007, continue to perform below our original underwriting expectations. The ultimate performance of these transactions will depend on many factors, such as the level and timing of loan defaults, interest proceeds generated by the securitized loans, repayment speeds and changes in home prices, as well as the levels of credit support built into each transaction. Other factors also may have a material impact upon the ultimate performance of each transaction, including the ability of the seller and servicer to fulfill all of their contractual obligations including its obligation to fund future draws on lines of credit. The variables affecting transaction performance are interrelated, difficult to predict and subject to considerable volatility. Consequently, the range of potential outcomes is wide and subject to significant uncertainty. Based on currently available information, the Company believes the possible range of case loss is $0–$55 million after–tax. If actual results differ materially from any of our assumptions, the losses incurred could be material to our operating results and financial position. The Company continues to update its evaluation of these exposures as new information becomes available.

Another type of RMBS transaction is generally referred to as “Subprime RMBS”. The collateral supporting such transactions is comprised of first-lien residential mortgage loans made to subprime borrowers. A “subprime borrower” is one considered to be a higher risk credit based on credit scores or other risk characteristics. As of December 31, 2007, the Company had net par outstanding of $5.4 billion related to Subprime RMBS securitizations. Of that amount, $5.0 billion is from transactions issued in the period from 2005 through 2007 and written in our direct financial guaranty segment. The majority of the Company’s Subprime RMBS exposure is rated triple-A by all major rating agencies, and by the Company, at December 31, 2007. As of December 31, 2007, the Company had portfolio reserves of $2.8 million and case reserves of $5.1 million related to its $5.4 billion U.S. Subprime RMBS exposure, of which $2.1 million were portfolio reserves related to its $5.0 billion exposure in the direct financial guaranty segment for transactions issued from 2005 through 2007.

The problems affecting the subprime mortgage market have been widely reported, with rising delinquencies, defaults and foreclosures negatively impacting the performance of Subprime RMBS transactions. Those concerns relate primarily to Subprime RMBS issued in the period from 2005 through 2007. The $5.0 billion exposure that the Company has to such transactions in its direct financial guaranty segment benefits from various structural protections, including credit enhancement that on average currently equals approximately 39.4% of the remaining principal balance of the transactions. The ultimate performance of these transactions remains highly uncertain and may be subject to considerable volatility due to the influence of many factors, including the level and timing of loan defaults, changes in housing prices and other variables. The Company’s current estimate of loss reserves related to its Subprime RMBS exposures represent management’s best estimate of loss based on the current information, however, actual results may differ materially from current. The Company will continue to monitor the performance of its Subprime RMBS exposures and will adjust the risk ratings of those transactions based on actual performance and management’s estimates of future performance.

11.                     Income Taxes

Prior to the IPO in April 2004, the Company and AVIC have historically filed U.S. income tax returns in the consolidated U.S. tax return of its former shareholder. For periods after April 2004, AGC and AVIC (prior to its merger in December 2006 into AGC) file a consolidated federal income tax return with its shareholder, Assured Guaranty US Holdings Inc. (“AGUS”) and its other subsidiaries, AG Financial Products Inc. (“AGFP”) and AFP Transferor Inc. (for the period ended May 18, 2005). Each company, as a member of its respective consolidated tax return group, has paid its proportionate share of the consolidated federal tax burden for its group as if each company filed on a separate return basis with current period credit for net losses.

The following table provides the Company’s income tax (benefit) provision and effective tax rates:

	For the Years Ended December 31,
	2007	2006	2005
	(in thousands of U.S. dollars)
Current tax expense	$26,036	$16,094	$19,096
Deferred tax (benefit) expense	(172,213)	4,810	2,665
(Benefit) provision for income taxes	$(146,177)	$20,904	$21,761

Effective tax rate	38.4%	22.8%	23.5%

Reconciliation from the tax provision calculated at the federal statutory rate of 35% in 2007, 2006 and 2005 to the total tax is as follows:

	For the Years Ended December 31,
	2007	2006	2005
	(in thousands of U.S. dollars)
Expected tax provision at statutory rates in taxable jurisdictions	$(133,361)	$32,065	$32,445
Tax-exempt interest	(12,699)	(11,074)	(10,996)
Provision to filed adjustment	232	133	441
Other	(349)	(220)	(129)
Total provision for income taxes	$(146,177)	$20,904	$21,761

The deferred income tax asset (liability) reflects the tax effect of the following temporary differences:

	As of December 31,
	2007	2006
	(in thousands of U.S. dollars)
Deferred tax assets:
Unrealized losses on derivative financial instruments	$165,871	$—
Reserves for losses and loss adjustment expenses	13,361	13,364
Tax and loss bonds	18,857	12,833
Tax basis step-up	9,148	10,639
Other	5,705	2,318
Total deferred income tax assets	212,942	39,154
Deferred tax liabilities:
Unrealized gains on derivative financial instruments	—	10,854
Deferred acquisition costs	40,878	31,978
Unearned premium reserves	7,649	10,140
Contingency reserves	17,697	11,674
Unrealized appreciation on investments	14,096	14,709
Total deferred income tax liabilities	80,320	79,355
Net deferred income tax asset (liability)	$132,622	$(40,201)

Taxation of Subsidiary

Assured Guaranty Corp. (“AGC”) and its U.K. subsidiary are subject to income taxes imposed by U.S. and U.K. authorities and file applicable tax returns.

The Internal Revenue Service (“IRS”) has completed audits of AGC’s federal tax returns for taxable years through 2001.  The IRS is currently reviewing tax years 2002 through the date of the IPO.  The Company is indemnified by ACE for any potential tax liability associated with the tax examination as it relates to years prior to the IPO. In addition, tax years 2005 and 2006 remain open.

Adoption of FIN 48

The Company adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109” (“FIN 48”), on January 1, 2007.  As a result of the adoption of FIN 48, the Company recorded a liability for unrecognized tax benefits and reduced retained earnings by $2.5 million.  The total liability for unrecognized tax benefits as of January 1, 2007 was $2.5 million.  This entire amount, if recognized, would affect the effective tax rate.

The Company’s policy is to recognize interest and penalties related to uncertain tax positions in income tax expense.  As of the date of adoption, the Company has accrued $0.9 million in interest and penalties.

There has been no change in the liability for unrecognized tax benefits since the adoption through December 31, 2007 and the entire balance is included in other liabilities on the balance sheet. The Company does not believe it is reasonably possible that this amount will change significantly in the next twelve months.

Liability For Tax Basis Step-Up Adjustment

In connection with the IPO, the Company and ACE Financial Services Inc. (“AFS”), a subsidiary of ACE, entered into a tax allocation agreement, whereby the Company and AFS made a “Section 338 (h)(10)” election that has the effect of increasing the tax basis of certain affected subsidiaries’ tangible and intangible assets to fair value.  Future tax benefits that the Company derives from the election will be payable to AFS when realized by the Company.

As a result of the election, the Company has adjusted its net deferred tax liability, to reflect the new tax basis of the Company’s affected assets.  The additional basis is expected to result in increased future income tax deductions and, accordingly, may reduce income taxes otherwise payable by the Company.  Any tax benefit realized by the Company will be paid to AFS.   Such tax benefits will generally be calculated by comparing the Company’s actual taxes to the taxes that would have been owed had the increase in basis not occurred.  After a 15 year period, to the extent there remains an unrealized tax benefit, the Company and AFS will negotiate a settlement of the unrealized benefit based on the expected realization at that time.

The Company initially recorded a $49.0 million reduction of its existing deferred tax liability, based on an estimate of the ultimate resolution of the Section 338(h)(10) election.  Under the tax allocation agreement, the Company estimated that, as of the IPO date, it was obligated to pay $20.9 million to AFS and accordingly established this amount as a liability. The initial difference, which is attributable to the change in the tax basis of certain liabilities for which there is no associated step-up in the tax basis of its assets and no amounts due to AFS, resulted in an increase to additional paid-in capital of $28.1 million.  The Company has paid ACE and correspondingly reduced its liability by $5.1 million and $0.2 million in 2007 and 2006, respectively.

12.                     Analysis Of Premiums Written, Premiums Earned And Loss And Loss Adjustment Expenses

To limit its exposure on assumed risks, the Company entered into certain proportional and non-proportional retrocessional agreements with other insurance companies, primarily subsidiaries of ACE, to cede a portion of the risk underwritten by the Company, prior to the IPO. In addition, the Company enters into reinsurance agreements with non-affiliated companies to limit its exposure to risk on an on-going basis.

In the event that any or all of the reinsurers are unable to meet their obligations, the Company would be liable for such defaulted amounts.  Direct, assumed, and ceded amounts were as follows:

	For the Years Ended December 31,
	2007	2006	2005
	(in thousands of U.S. dollars)
Premiums Written
Direct	$234,775	$171,473	$73,515
Assumed	12,013	19,085	34,686
Ceded	(69,190)	(69,938)	(15,681)
Net	$177,598	$120,620	$92,520

Premiums Earned
Direct	$115,222	$72,745	$52,405
Assumed	34,492	48,015	73,414
Ceded	(41,354)	(23,606)	(21,663)
Net	$108,360	$97,154	$104,156

Loss and loss adjustment expenses
Direct	$30,777	$(892)	$(6,704)
Assumed	(32,145)	7,631	(4,908)
Ceded	(12,795)	110	10,238
Net	$(14,163)	$6,849	$(1,374)

Reinsurance recoverable on ceded losses and LAE as of December 31, 2007 and December 31, 2006 were $21.1 million and $8.8 million, respectively. Of these amounts, $5.3 million and $6.3 million, respectively, relate to reinsurance agreements with ACE and $15.8 million and $2.5 million, respectively, relate to reinsurance agreements with Assured Guaranty Re Ltd. (“AG Re”), a subsidiary of Assured Guaranty Ltd. and an affiliate of the Company.

Agreement with Financial Security Assurance Inc.

During 2005, the Company and AG Re entered into a reinsurance agreement with Financial Security Assurance Inc. (“FSA”) pursuant to which substantially all of FSA’s financial guaranty risks previously ceded to the Company (the “Ceded Business”) were assumed by AG Re.  This agreement was effective as of January 1, 2005 and is consistent with Assured Guaranty’s IPO strategy of the Company ceasing to write new reinsurance business and transferring its existing reinsurance business to AG Re to optimize capital utilization. In connection with the transaction, the Company transferred liabilities of $169.0 million, consisting primarily of unearned premium reserves.  This transaction caused 2005 net income to decrease by $4.0 million.  FSA has released the Company from all liabilities with respect to the Ceded Business.  AG Re has assumed substantially all of the Company’s liabilities with respect to the Ceded Business. FSA may receive a profit commission on the Ceded Business based on its future performance.

13.                     Insurance Regulations

The Company is a Maryland domiciled insurance company. Under Maryland’s 1993 revised insurance law, the amount of surplus available for distribution as dividends is subject to certain statutory provisions, which generally prohibit the payment of dividends in any twelve-month period in an aggregate amount exceeding the lesser of 10% of surplus or net investment income (at the preceding December 31) without prior approval of the Maryland Commissioner of Insurance.  The amount available for distribution from the Company during 2008 with notice to, but without prior approval of, the Maryland Commissioner of Insurance under the Maryland insurance law is approximately $40.0 million. During the years ended December 31, 2007, 2006 and 2005, the Company declared and paid $12.1 million, $13.8 million and $4.3 million, respectively, in dividends to AGUS. Under Maryland insurance regulations, the Company is required at all times to maintain a minimum surplus of $750,000.

14.                     Related Party Transactions

Expense Sharing Agreements

During the time the Company was a subsidiary of ACE, it was party to a number of service agreements with subsidiaries of ACE under which either the Company provided services to subsidiaries of ACE, or they provided services to the Company.   Since the IPO, many of these service agreements have been terminated.

During 2006 and 2005, ACE provided certain general and administrative services to the Company. Those services primarily included information technology related services and tax consulting and preparation services. Expenses included in the Company’s consolidated financial statements related to these services were $0.2 million and $0.5 million for the years ended December 31, 2006 and 2005, respectively.  Effective January 1, 2007 all expense sharing agreements with ACE have been terminated.

Reinsurance Agreements

The Company cedes business to affiliated entities under certain reinsurance agreements.  Amounts deducted from the premiums, losses and commissions in 2007, 2006 and 2005 for reinsurance ceded to affiliates are reflected in the table below.

(in thousands of U.S. dollars)	2007	2006	2005
Ceded Activity
Written premiums	$53,728	$67,647	$(2,521)
Earned premiums	36,083	21,260	19,003
Losses and LAE incurred	13,330	(685)	(1,044)
Ceding commissions income earned	9,999	5,784	2,007
Unearned premium reserves	87,943	70,297	23,910
Unpaid losses and LAE	15,718	2,483	3,168
Unrealized (losses) gains on derivative financial instruments	(133,122)	2,777	2,781

The Company also writes business with affiliated entities under insurance and reinsurance agreements.  The approximate amounts included in premiums, losses and commissions in 2007, 2006 and 2005 for business assumed from affiliates are reflected in the table below.

(in thousands of U.S. dollars)	2007	2006	2005
Gross Activity
Written premiums	$71,013	$50,063	$43,929
Earned premiums	63,924	48,245	44,668
Losses and LAE incurred	6	(263)	(4,855)
Commissions incurred	22	55	169
Unearned premium reserves	16,500	(197)	(2,015)
Unpaid losses and LAE	—	(6,871)	(6,821)

15.                     Commitments and Contingencies

The Company is party to various lease agreements. As of December 31, 2007, future minimum rental payments under the terms of these operating leases for office space are $2.3 million in 2008, $0.9 million in 2009, $0.4 million for the years 2010, 2011 and 2012, and $1.5 million thereafter. These payments are subject to escalations in building operating costs and real estate taxes. Rent expense for the years ended December 31, 2007, 2006 and 2005 was approximately $2.0 million, $1.8 million and $2.0 million, respectively.

Lawsuits arise in the ordinary course of the Company’s business. It is the opinion of the Company’s management, based upon the information available, that the expected outcome of these matters, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position, results of operations or liquidity, although an adverse resolution of a number of these items could have a material adverse effect on the Company’s results of operations or liquidity in a particular quarter or fiscal year.

In the ordinary course of their respective businesses, certain of the Company’s subsidiaries assert claims in legal proceedings against third parties to recover losses paid in prior periods. The amounts, if any, the Company will recover in these proceedings are uncertain, although recoveries in any one or more of these proceedings during any quarter or fiscal year could be material to the Company’s results of operations in that particular quarter or fiscal year.

In April 2005, the Company received a Notice of Order to Preserve (“Order”) from the Office of the Commissioner of Insurance, State of Georgia (“Commissioner”).  The Order was directed to “ACE Limited, and all affiliates” and requires the preservation of documents and other items related to “finite insurance” and a broad group of other insurance and reinsurance agreements.  Also in April 2005, the Company, and numerous other insurers, received a subpoena from the Commissioner related to the “initial phase” of the Commissioner’s investigation into “finite-risk” transactions.  The subpoena requested information on the Company’s assumed and ceded reinsurance contracts in force during 2004.  The Company provided the required information in response to the subpoena in January 2006 and has not been asked by the Commissioner for any further information.

The Company is party to reinsurance agreements with most of the major monoline primary financial guaranty insurance companies. The Company’s facultative and treaty agreements are generally subject to termination (i) upon written notice (ranging from 90 to 120 days) prior to the specified deadline for renewal, (ii) at the option of the primary insurer if the Company fails to maintain certain financial, regulatory and rating agency criteria which are equivalent to or more stringent than those the Company is otherwise required to maintain for its own compliance with state mandated insurance laws and to maintain a specified financial strength rating for the particular insurance subsidiary or (iii) upon certain changes of control of the Company. Upon termination under the conditions set forth in (ii) and (iii) above, the Company may be required (under some of its reinsurance agreements) to return to the primary insurer all statutory unearned premiums, less ceding commissions, attributable to reinsurance ceded pursuant to such agreements after which the Company would be released from liability with respect to the ceded business. Upon the occurrence of the conditions set forth in (ii) above, whether or not an agreement is terminated, the Company may be required to obtain a letter of credit or alternative form of security to collateralize its obligation to perform under such agreement or it may be obligated to increase the level of ceding commission paid.

16.                     Concentrations

The Company’s client base includes all of the major monoline primary financial guaranty insurance companies, many banks and several European insurance and reinsurance companies. These cessions contain an insignificant amount of CDS contracts. Of the Company’s total gross premiums written for the year ended December 31, 2007, 28.3% came from AGFP, an affiliate of the Company. Of the Company’s total gross premiums written for the year ended December 31, 2006, 24.5% came from AGFP.  Of the Company’s total gross premiums written for the year ended December 31, 2005, 34.4% and 13.5% came from AGFP and Municipal Bond Investors Assurance Company, respectively. No other client represented more than 10% of the Company’s total gross premiums written for the years ended December 31, 2007, 2006 and 2005.

17.                     Credit Facilities

2006 Credit Facility

On November 6, 2006, Assured Guaranty Ltd. and certain of its subsidiaries entered into a $300.0 million five-year unsecured revolving credit facility (the “2006 credit facility”) with a syndicate of banks.  Under the 2006 credit facility, each of the Company, AG (UK), AG Re, AGRO and Assured Guaranty Ltd. are entitled to request the banks to make loans to such borrower or to request that letters of credit be issued for the account of such borrower.

Of the $300.0 million available to be borrowed, no more than $100.0 million may be borrowed by Assured Guaranty Ltd., AG Re or AGRO, individually or in the aggregate, and no more than $20.0 million may be borrowed by AG (UK).  The stated amount of all outstanding letters of credit and the amount of all unpaid drawings in respect of all letters of credit cannot, in the aggregate, exceed $100.0 million.

The 2006 credit facility also provides that Assured Guaranty Ltd. may request that the commitment of the banks be increased an additional $100.0 million up to a maximum aggregate amount of $400.0 million.  Any such incremental commitment increase is subject to certain conditions provided in the agreement and must be for at least $25.0 million.

The proceeds of the loans and letters of credit are to be used for the working capital and other general corporate purposes of the borrowers and to support reinsurance transactions.

At the closing of the 2006 credit facility, (i) the Company guaranteed the obligations of AG (UK) under such facility, (ii) Assured Guaranty Ltd. guaranteed the obligations of AG Re and AGRO under such facility and agreed that, if the Company Consolidated Assets (as defined in the related credit agreement) of the Company and its subsidiaries were to fall below $1.2 billion, it would, within 15 days, guarantee the obligations of the Company and AG (UK) under such facility, (iii) Assured Guaranty Overseas US Holdings Inc. guaranteed the obligations of Assured Guaranty Ltd., AG Re and AGRO under such facility and (iv) Each of AG Re and AGRO guarantees the other as well as Assured Guaranty Ltd.

The 2006 credit facility’s financial covenants require that Assured Guaranty Ltd. (a) maintain a minimum net worth of seventy-five percent (75%) of the Consolidated Net Worth of Assured Guaranty Ltd. as of the most recent fiscal quarter of Assured Guaranty Ltd. prior to November 6, 2006 and (b) maintain a maximum debt-to-capital ratio of 30%.  In addition, the 2006 credit facility requires that the Company maintain qualified statutory capital of at least 75% of its statutory capital as of the fiscal quarter prior to November 6, 2006.  Furthermore, the 2006 credit facility contains restrictions on Assured Guaranty Ltd. and its subsidiaries, including, among other things, in respect of their ability to incur debt, permit liens, become liable in respect of guaranties, make loans or investments, pay dividends or make distributions, dissolve or become party to a merger, consolidation or acquisition, dispose of assets or enter into affiliate transactions.  Most of these restrictions are subject to certain minimum thresholds and exceptions.  The 2006 credit facility has customary events of default, including (subject to certain materiality thresholds and grace periods) payment default, failure to comply with covenants, material inaccuracy of representation or warranty, bankruptcy or insolvency proceedings, change of control and cross-default to other debt agreements.  A default by one borrower will give rise to a right of the lenders to terminate the facility and accelerate all amounts then outstanding. As of December 31, 2007 and 2006, Assured Guaranty was in compliance with all of those financial covenants.

As of December 31, 2007 and 2006, no amounts were outstanding under this facility nor have there been any borrowings under this facility.

The 2006 credit facility replaced a $300.0 million three-year credit facility. No Letters of Credit were outstanding as of December 31, 2007. Letters of Credit for a total aggregate stated amount of approximately $19.6 million remained outstanding as of December 31, 2006.

Non-Recourse Credit Facility

The Company was party to a non-recourse credit facility with a syndicate of banks which provided up to $175.0 million specifically designed to provide rating agency-qualified capital to further support the Company’s claims paying resources. As of December 31, 2006, no amounts were outstanding under this facility nor have there been any borrowings under the life of this facility.

The Company’s failure to comply with certain covenants under the Company’s credit facilities could, subject to grace periods in the case of certain covenants, have resulted in an event of default.  This could have required the Company to repay any outstanding borrowings in an accelerated manner.

This credit facility was terminated on July 31, 2007.

Committed Capital Securities

On April 8, 2005, the Company entered into four separate agreements with four different unaffiliated custodial trusts pursuant to which the Company may, at its option, cause each of the custodial trusts to purchase up to $50.0 million of perpetual preferred stock of the Company.  The custodial trusts were created as a vehicle for providing capital support to the Company by allowing the Company to obtain immediate access to new capital at its sole discretion at any time through the exercise of the put option.  If the put options were exercised, the Company would receive $200.0 million in return for the issuance of its own perpetual preferred stock, the proceeds of which may be used for any purpose including the payment of claims.  The put options were not exercised during 2007, 2006 or 2005.  Initially, all of the CCS Securities were issued to a special purpose pass-through trust (the “Pass-Through Trust”).  The Pass-Through Trust is a newly created statutory trust organized under the Delaware Statutory Trust Act formed for the purposes of (i) issuing $200,000,000 of Pass-Through Trust Securities to qualified institutional buyers within the meaning of Rule 144A under the Securities Act of 1933, as amended, (ii) investing the proceeds from the sale of the Pass-Through Trust Securities in, and holding, the CCS Securities issued by the Custodial Trusts and (iii) entering into related agreements.  Neither the Pass-Through Trust nor the Custodial Trusts are consolidated in the Company’s financial statements.

Income distributions on the Pass-Through Trust Securities will be equal to an annualized rate of One-Month LIBOR plus 110 basis points for all periods ending on or prior to April 8, 2008, and thereafter distributions will be determined pursuant to a remarketing process (the “Flexed Rate Period”) or pursuant to an auction process (the “Auction Rate Mode”). If the remarketing process fails and the auction process fails, the annualized rate will be One-Month LIBOR plus 250 basis points. Distributions on the CCS Securities and dividends on the AGC Preferred Stock will be determined pursuant to the same process.

For the years ended December 31, 2007, 2006 and 2005, the Company has incurred $2.6 million, $2.5 million and $1.7 million, respectively of put option premiums which are an on-going expense. The 2005 expense also included $2.0 million of one-time investment banking fees associated with the committed capital securities. These expenses are presented in the Company’s consolidated statements of operations and comprehensive income under other expense. The CCS securities have a fair value of $8.3 million and a change in fair value during 2007 of $8.3 million which are recorded in the statement of financial position and statement of operations, respectively, and fair value of $0 at December 31, 2006 or 2005.

18.                     Employee Benefit Plans

Share-Based Compensation

Accounting for Share-Based Compensation

Effective January 1, 2006, the Company adopted FAS 123R, which replaces FAS 123 and supersedes APB 25. FAS 123R requires all share-based compensation transactions with employees, including grants of employee stock options, to be recognized as compensation expense over the requisite service period based on their relative fair values.

Prior to the adoption of FAS 123R, the Company followed the guidance of APB 25 and did not record share-based compensation expense related to employee stock options in the statement of operations, since for all grants the exercise price was equal to the market value of the common stock on the grant date.

The Company elected to use the modified prospective transition method for implementing FAS 123R. Under this transition method, compensation expense includes:  (a) compensation expense for all share-based payments granted prior to, but not yet vested as of, January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of FAS 123, and (b) compensation expense for all share-based payments granted on or after January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of FAS 123R. Because the Company elected to use the modified prospective transition method, results for prior periods have not been restated and new awards are valued and accounted for prospectively upon adoption.

The employees of the Company participate in Assured Guaranty Ltd.’s share-based compensation plans. Effective January 1, 2006, upon adoption of FAS 123R, the Company began recording share-based compensation for the cost of stock options, restricted stock and the Company sponsored employee stock purchase plan. Also, the Company began recording the cost associated with accelerated vesting of retirement-eligible employees.

Share-based compensation expense in 2007 and 2006 was $8.0 million ($5.2 million after tax) and $5.9 million ($3.8 million after tax), respectively.  Included in 2007 and 2006 expense were $2.1 million and $1.0 million, respectively, related to accelerated vesting for stock award grants to retirement-eligible employees. FAS 123R requires these awards to be expensed over the period through the date the employee first becomes eligible to retire and is no longer required to provide service to earn part or all of the award, regardless of the employee’s intent of retirement. Share-based compensation expense in 2005 was $1.3 million ($0.9 million after tax). The amount of share-based compensation capitalized in 2007, 2006 and 2005 as DAC was $2.4 million, $2.3 million and $0.9 million, respectively.

The following table presents pre-DAC and pre-tax, share-based compensation cost by share-based type:

	Year Ended December 31,
(in thousands of U.S. dollars)	2007	2006	2005
Share-Based Employee Cost
Restricted Stock
Recurring amortization	$5,705	$4,756	$2,206
Accelerated amortization for retirement eligible employees	1,472	685	—
Subtotal	7,177	5,441	2,206
Stock Options
Recurring amortization	2,385	2,332	—
Accelerated amortization for retirement eligible employees	665	304	—
Subtotal	3,050	2,636	—
ESPP	122	99	—
Total Share-Based Employee Cost	$10,349	$8,176	$2,206

The following table outlines the Company’s net income for the year ended December 31, 2005, had the compensation expense been determined in accordance with the fair value method recommended in FAS 123.

(in thousands of U.S. dollars)	2005
Net income as reported	$70,940
Add: Stock-based compensation expense due to accelerated vesting of ACE awards included in reported net income, net of income tax	—
Add: Stock-based compensation expense included in reported net income, net of income tax	1,490
Deduct: Compensation expense, net of income tax	(2,676)
Pro forma net income (1)	$69,754

(1) Excludes share-based compensation capitalized as DAC.

Assured Guaranty Ltd. 2004 Long-Term Incentive Plan

As of April 27, 2004, Assured Guaranty Ltd. adopted the Assured Guaranty Ltd. 2004 Long-Term Incentive Plan (the “Incentive Plan”). The Incentive Plan authorizes the grant of incentive stock options, non-qualified stock options, stock appreciation rights, and full value awards that are based on Assured Guaranty Ltd.’s common shares. The number of common shares that may be delivered under the Incentive Plan may not exceed 7,500,000. As of December 31, 2007, 1,664,268 common shares were available for grant under the Incentive Plan. The Incentive Plan is described more fully in Assured Guaranty Ltd.’s 2007 Annual Report on Form 10-K.

Stock Options

Nonqualified or incentive stock options may be granted to employees of the Company. Stock options are generally granted once a year with exercise prices equal to the closing price on the date of grant. To date, Assured Guaranty Ltd. has only issued nonqualified stock options.  All stock options granted to employees vest in equal annual installments over a three-year period and expire 10 years from the date of grant. None of Assured Guaranty Ltd.’s options have a performance or market condition.  Following is a summary of Assured Guaranty Ltd.’s options issued and outstanding for the years ended December 31, 2007, 2006 and 2005:

	Year of Expiration	Weighted Average Exercise Price	Options for Common Shares
Balance as of December 31, 2004		$17.88	1,794,400
Options granted	2015	$18.42	788,767
Options exercised		$18.00	(4,136)
Options forfeited		$17.77	(121,729)
Balance as of December 31, 2005		$18.05	2,457,302
Options granted	2016	$25.49	797,067
Options exercised		$17.96	(141,715)
Options forfeited		$20.73	(102,494)
Balance as of December 31, 2006		$19.92	3,010,160
Options granted	2017	$26.74	862,667
Options exercised		$19.10	(78,651)
Options forfeited		$23.96	(90,945)
Balance as of December 31, 2007		$21.44	3,703,231
Exercisable as of December 31, 2005		$17.89	582,701
Exercisable as of December 31, 2006		$18.00	1,272,211
Exercisable as of December 31, 2007		$18.85	2,186,761

As of December 31, 2007, the Company’s proportionate share of the aggregate intrinsic value and weighted-average remaining contractual term of options outstanding were $7.9 million and 7.6 years, respectively. As of December 31, 2007, the Company’s proportionate share of the aggregate intrinsic value and weighted-average remaining contractual term of options exercisable were $6.9 million and 6.8 years, respectively.

The Company recorded $3.1 million ($2.0 million after tax) in share-based compensation related to stock options during the year ended December 31, 2007. As of December 31, 2007 the total unrecognized compensation expense related to outstanding nonvested stock options was $3.0 million, which will be adjusted in the future for the difference between estimated and actual forfeitures. The Company expects to recognize that expense over the weighted-average remaining service period of 1.4 years.

The weighted-average grant-date fair value of Assured Guaranty Ltd.’s options granted were $6.83, $6.71 and $4.63 for the years ended December 31, 2007, 2006 and 2005, respectively. The fair value of options issued is estimated on the date of grant using the Black-Scholes option-pricing model, with the following weighted-average assumptions used for grants in 2007, 2006 and 2005:

	2007	2006	2005
Dividend yield	0.6%	0.5%	0.7%
Expected volatility	19.03%	20.43%	20.80%
Risk free interest rate	4.7%	4.6%	4.1%
Expected life	5 years	5 years	5 years
Forfeiture rate	6.0%	6.0%	6.0%

These assumptions were based on the following:

•                  The expected dividend yield is based on the current expected annual dividend and share price on the grant date,

•                  Expected volatility is estimated at the date of grant based on the historical share price volatility, calculated on a daily basis,

•                  The risk-free interest rate is the implied yield currently available on U.S. Treasury zero-coupon issues with an equivalent remaining term to the granted stock options,

•                  The expected life is based on the average expected term of Assured Guaranty Ltd.’s guideline companies, which are defined as similar entities, since the Company has insufficient expected life data,

•                  The forfeiture rate is based on the rate used by Assured Guaranty Ltd.’s guideline companies, since the Company has insufficient forfeiture data. Estimated forfeitures will be reassessed at each grant vesting date and may change based on new facts and circumstances.

For options granted before January 1, 2006, the Company amortizes the fair value on an accelerated basis. For options granted on or after January 1, 2006, the Company amortizes the fair value on a straight-line basis. All options are amortized over the requisite service periods of the awards, which are generally the vesting periods, with the exception of retirement-eligible employees.  For retirement-eligible employees, options are amortized over the period through the date the employee first becomes eligible to retire and is no longer required to provide service to earn part or all of the award. The Company may elect to use different assumptions under the Black-Scholes option valuation model in the future, which could materially affect the Company’s net income.

The total intrinsic value of Assured Guaranty Ltd.’s options exercised by the Company’s employees during the years ended December 31, 2007, 2006 and 2005 was $0.5 million, $0.6 million and $16,000, respectively. During the years ended December 31, 2007 and 2006, $1.1 million and $0.5 million, respectively, was received from the exercise of stock options and $0.2 million and $0.2 million, respectively, related tax benefit was recorded and included in the financing section in the statement of cash flows. During the year ended December 31, 2005, the Company received $0.1 million from the exercise of stock options and recorded $4.1 million in benefits for tax deductions in excess of recognized compensation expense, which were reported and included in the operating section in the statement of cash flows. In order to satisfy stock option exercises, Assured Guaranty Ltd. will either issue new shares or reissue shares held at AGUS due to the repurchase of 5,692,599 of the Assured Guaranty Ltd.’s common shares from ACE Bermuda.

Restricted Stock Awards

Under Assured Guaranty’s Incentive Plan 487,437, 460,083, and 402,747 restricted common shares were awarded during the years ended December 31, 2007, 2006 and 2005, respectively. These shares vest at various dates through 2011.

Assured Guaranty Ltd. has granted restricted stock awards to employees of the Company. Restricted stock awards generally vest in equal annual installments over a four-year period.   Restricted stock awards are amortized on a straight-line basis over the requisite service periods of the awards, which are generally the vesting periods, with the exception of retirement-eligible employees, discussed above. Prior to the adoption of FAS 123R, the Company presented restricted stock issuances on the balance sheet in unearned stock grant compensation as a separate component of shareholders’ equity. In accordance with the provisions of FAS 123R, on January 1, 2006, the Company reclassified the balance in unearned stock grant compensation. The following table summarizes Assured Guaranty Ltd.’s restricted stock award activity for the year ended December 31, 2007:

Nonvested Shares	Number of Shares	Weighted Average Grant-Date Fair Value
Nonvested at December 31, 2006	1,138,283	$21.01
Granted	487,437	$26.76
Vested	(406,335)	$19.76
Forfeited	(55,711)	$23.01
Nonvested at December 31, 2007	1,163,674	$23.75

The Company recorded $7.2 million ($4.7 million after tax) in share-based compensation, related to restricted stock awards, during the year ended December 31, 2007.

As of December 31, 2007 the total unrecognized compensation cost related to outstanding nonvested restricted stock awards was $8.7 million, which the Company expects to recognize over the weighted-average remaining service period of 1.9 years. The total fair value of shares vested during the years ended December 31, 2007, 2006 and 2005 was $3.3 million, $3.2 million and $1.9 million, respectively.

Restricted Stock Units

Beginning February 2008, Assured Guaranty Ltd. granted restricted stock units to employees of the Company with the vesting terms similar to those of the restricted common shares.

Employee Stock Purchase Plan

In January 2005, Assured Guaranty Ltd. established the Assured Guaranty Ltd. Employee Stock Purchase Plan (the “Stock Purchase Plan”) in accordance with Internal Revenue Code Section 423. The Stock Purchase Plan was approved by shareholders at the 2005 Annual General Meeting. Participation in the Stock Purchase Plan is available to all eligible employees. Maximum annual purchases by participants are limited to the number of whole shares that can be purchased by an amount equal to 10 percent of the participant’s compensation or, if less, shares having a value of $25,000. Participants may purchase shares at a purchase price equal to 85 percent of the lesser of the fair market value of Assured Guaranty Ltd.’s stock on the first day or the last day of the subscription period. Assured Guaranty Ltd. reserved for issuance and purchases under the Stock Purchase Plan 100,000 shares of its common stock. The Company’s employees purchased Assured Guaranty Ltd.’s shares for aggregate proceeds of $0.5 million, $0.4 million and $0.3 million during the years ended December 31, 2007, 2006 and 2005, respectively. The Company recorded $0.1 million ($0.1 million after tax) in share-based compensation under the Stock Purchase Plan during the year ended December 31, 2007.

Defined Contribution Plan

The Company maintains savings incentive plans, which are qualified under Section 401(a) of the Internal Revenue Code. The U.S. savings incentive plan is available to all full-time employees upon hire. Eligible participants may contribute a percentage of their salary subject to a maximum of $15,500 for 2007. Beginning January 1, 2006, the Company amended the U.S. savings incentive plan. The Company matches employee contributions up to 6%, subject to IRS limitations. Any amounts over the IRS limits, are contributed to and matched by the Company into a nonqualified supplemental executive retirement plan. The Company also makes a core contribution of 6% to the qualified plan and the nonqualified supplemental executive retirement plan, regardless of whether the employee contributes to the plan. In addition, employees become fully vested after 1 year of service, as defined in the plan. Plan eligibility is immediate upon hire. Prior to 2006, contributions were matched by the Company at a rate of 100% up to 7% of the participant’s compensation, subject to IRS limitations.  In addition, the Company might contribute an additional profit sharing amount to eligible employees’ savings incentive plan accounts at the discretion of the Board of Directors.  For 2005, the Company made a discretionary contribution equal to 5% of the compensation of eligible participants, which discretionary contribution was made to a U.S. savings incentive plan up to the amount permitted by IRS limits, with amounts in excess of those permitted by the IRS limits contributed to the U.S. nonqualified plan.  Participants generally vested in Company contributions at a rate of 33.3% per year starting with the completion of one year of service.

The Company contributed approximately $1.3 million in 2007, $1.6 million in 2006 and $0.9 million in 2005 in nondiscretionary contributions under these plans. Total discretionary expense amounted to approximately $2.4 million in 2007, $2.2 million in 2006 and $0.7 million in 2005.

Cash-Based Compensation

Performance Retention Plan

In February 2006, Assured Guaranty Ltd. established the Assured Guaranty Ltd. Performance Retention Plan.  The employees of the Company participate in this plan. This plan permits the award of cash based awards to selected employees which vest after four years of continued employment (or earlier, if the employee’s termination occurs as a result of death, disability, or retirement).  Participants receive the designated award in a single lump sum when it vests, except that participants who vest as a result of retirement receive the bonus at the end of the four year period during which the award would have vested had the participant continued in employment.  The value of the award paid is greater than the originally-designated amount only if actual company performance, as measured by an increase in the company’s modified adjusted book value, improves during the four year performance period.  For those participants who vest prior to the end of the four year period as a result of their termination of employment resulting from retirement, death or disability, the value of the award paid is greater than the originally-designated amount only if actual company performance, as measured by an increase in the company’s modified adjusted book value, improves during the period ending on the last day of the calendar quarter prior to the date of the participant’s termination of employment.  Awards under the plan may be treated as nonqualified deferred compensation subject to the rules of Internal Revenue Code Section 409A, and the plan was revised to satisfy those rules for the first award granted under the Plan, which occurred in 2007.  The plan was again revised in 2008 to be a sub-plan under our Long-Term Incentive Plan (enabling awards under the plan to be performance-based compensation exempt from the $1 million limit on tax deductible compensation).  The revisions also give Assured Guaranty Ltd.’s Compensation Committee greater flexibility in establishing the terms of performance retention awards, including the ability to establish different performance periods and performance objectives.  The revised plan also retains the provisions necessary to satisfy the requirements that apply to nonqualified deferred compensation.

The Compensation Committee determines modified adjusted book value as of any date by the following formula:

•                the book value of Assured Guaranty Ltd., derived by determining shareholders’ equity, plus

•                the after-tax value of the financial guaranty and mortgage guaranty net unearned premium reserves, less

•                deferred acquisition costs, plus

•                the present value of estimated net future installment premiums, as reported in Assured Guaranty Ltd.’s quarterly Financial Supplement, excluding

•                  the effects of accumulated other comprehensive income, and

•                  the effects of unrealized gains and losses on derivative financial instruments in accordance with FAS 133.

•                In the event of a corporate transaction involving Assured Guaranty Ltd., including, without limitation, any share dividend, share split, extraordinary cash dividend, recapitalization, reorganization, merger, amalgamation, consolidation, split-up, spin-off, sale of assets or subsidiaries, combination or exchange of shares, the Compensation Committee may adjust the calculation of Assured Guaranty Ltd.’s modified adjusted book value as the Compensation Committee deems necessary or desirable in order to preserve the benefits or potential benefits of Performance Retention Plan awards.

The Company’s compensation expense for 2007 was in the form of performance retention awards and the awards that were made in 2007 vest over a four year period.  The Company recognized approximately $0.1 million of expense for performance retention awards in 2007.

19.                     Fair Value of Financial Instruments

The carrying amount and estimated fair value of financial instruments are presented in the following table:

	As of December 31, 2007		As of December 31, 2006
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in thousands of U.S. dollars)
Assets:
Fixed maturity securities	$1,311,278	$1,311,278	$1,202,417	$1,202,417
Cash and short-term investments	45,825	45,825	48,737	48,737
Net asset – fair value of derivative financial instruments	—	—	40,080	40,080
Liabilities:
Unearned premium reserves	363,921	304,419	266,800	222,186
Net liability – fair value of derivative financial instruments	459,717	459,717	—	—
Off-Balance Sheet Instruments:
Financial guaranty installment premiums	—	553,639	—	355,626

The following methods and assumptions were used by the Company in estimating its fair value disclosure for financial instruments.  These determinations were made based on available market information and appropriate valuation methodologies.  Considerable judgment is required to interpret market data to develop the estimates and therefore, they may not necessarily be indicative of the amount the Company could realize in a current market exchange.

Fixed Maturity Securities

The fair value for fixed maturity securities shown in Note 8. The fair values of the Company’s U.S. Treasury securities are primarily determined based upon broker dealer quotes obtained from several independent active market makers. The fair values of the Company’s portfolio other than U.S. Treasury securities are determined primarily using matrix-pricing models. The matrix-pricing models incorporate factors such as tranche type, collateral coupons, average life, payment speeds, and spreads, in order to calculate the fair values of specific securities owned by the Company.

Cash and Short-Term Investments

The carrying amount reported in the balance sheet for these instruments is cost, which approximates fair value due to the short-term maturity of these instruments.

Derivative Financial Instruments

The fair value of the Company’s derivative financial instruments is discussed in Note 4.

Unearned Premium Reserves

The fair value of the Company’s unearned premium reserves is based on the estimated cost of entering into a cession of the entire portfolio with third party reinsurers under current market conditions.  This figure was determined by using the statutory basis unearned premium reserves, net of deferred acquisition costs.

Financial Guaranty Installment Premiums

The fair value is derived by calculating the present value of the estimated future cash flow stream discounted at 6.0%.

20.                     Segment Reporting

The Company has three principal business segments: (1) financial guaranty direct, which includes transactions whereby the Company provides an unconditional and irrevocable guaranty that indemnifies the holder of a financial obligation against non-payment of principal and interest when due, and could take the form of a credit derivative; (2) financial guaranty reinsurance, which includes agreements whereby the Company is a reinsurer and agrees to indemnify a primary insurance company against part or all of the loss which the latter may sustain under a policy it has issued; and (3) other, which includes trade credit reinsurance in which the Company is no longer active and the impact of affiliate reinsurance transactions that were purchased by management for the benefit of all the Company’s reporting segments.

The Company does not segregate assets and liabilities at a segment level since management reviews and controls these assets and liabilities on a consolidated basis. The Company allocates operating expenses to each segment based on a comprehensive cost study. During 2006, the Company implemented a new operating expense allocation methodology to more closely allocate expenses to the individual operating segments. This new methodology was based on a comprehensive study and is based on departmental time estimates and headcount. 2005 amounts had been reclassified to show this new methodology on a comparative basis. Management uses underwriting gains and losses as the primary measure of each segment’s financial performance.

The following tables summarize the components of underwriting gain (loss) for each reporting segment:

	Year Ended December 31, 2007
	Financial Guaranty Direct	Financial Guaranty Reinsurance	Other	Total
	(in millions of U.S. dollars)
Gross written premiums	$234.7	$11.7	$0.3	$246.8
Net written premiums	167.7	9.8	—	177.6
Net earned premiums	80.5	27.8	—	108.4
Loss and loss adjustment expenses (recoveries)	17.4	(31.6)	—	(14.2)
Profit commission expense	—	0.1	—	0.1
Acquisition costs	0.1	10.2	—	10.3
Other operating expenses	42.0	4.6	—	46.7
Underwriting gain	$20.9	$44.5	$—	$65.4

	Year Ended December 31, 2006
	Financial Guaranty Direct	Financial Guaranty Reinsurance	Other	Total
	(in millions of U.S. dollars)
Gross written premiums	$175.0	$14.9	$0.7	$190.6
Net written premiums	106.5	14.1	—	120.6
Net earned premiums	57.8	39.4	—	97.2
Loss and loss adjustment expenses (recoveries)	(0.2)	7.0	—	6.8
Profit commission expense	—	(0.4)	—	(0.4)
Acquisition costs	3.2	13.4	—	16.6
Other operating expenses	34.9	3.7	—	38.6
Underwriting gain	$19.9	$15.6	$—	$35.5

	Year Ended December 31, 2005
	Financial Guaranty Direct	Financial Guaranty Reinsurance	Other	Total
	(in millions of U.S. dollars)
Gross written premiums	$80.0	$25.8	$2.3	$108.2
Net written premiums	62.5	30.1	—	92.5
Net earned premiums	48.2	55.9	—	104.2
Loss and loss adjustment expenses (recoveries)	(5.7)	4.3	—	(1.4)
Profit commission expense	—	0.7	—	0.7
Acquisition costs	3.6	23.5	—	27.1
Other operating expenses	29.9	2.8	—	32.7
Underwriting gain	$20.4	$24.6	$—	$45.1

The following is a reconciliation of total underwriting gain to income before provision for income taxes for the years ended:

	December 31,
	2007	2006	2005
	(in millions of U.S. dollars)
Total underwriting gain	$65.4	$35.5	$45.1
Net investment income	63.2	55.3	51.3
Net realized investment (losses) gains	(0.5)	(1.2)	0.7
Unrealized (losses) gains on derivative financial instruments	(506.8)	4.1	(0.6)
Other income	0.5	0.4	—
Interest expense	(0.1)	—	—
Other expense	(2.6)	(2.5)	(3.7)
(Loss) income before provision for income taxes	$(381.0)	$91.6	$92.7

The following table provides the lines of businesses from which each of the Company’s three reporting segments derive their net earned premiums:

	Years Ended December 31,
	2007	2006	2005
	(in millions of U.S. dollars)
Financial guaranty direct:
Public finance	$6.5	$3.9	$1.3
Structured finance	73.9	53.9	46.9
Total	80.5	57.8	48.2

Financial guaranty reinsurance:
Public finance	23.2	27.5	32.5
Structured finance	4.6	11.9	23.4
Total	27.8	39.4	55.9

Other:
Trade credit reinsurance	—	—	—
Total net earned premiums	$108.4	$97.2	$104.2

The following table summarizes the Company’s gross written premiums by geographic region.  Allocations have been made on the basis of location of risk.

	Years Ended December 31,
	2007		2006		2005
	(in millions of U.S. dollars)
North America	$161.9	65.6%	$120.0	63.0%	$101.7	94.0%
United Kingdom	68.9	27.9%	66.5	34.9%	3.4	3.1%
Europe	15.2	6.2%	3.0	1.6%	3.0	2.8%
Australia	0.7	0.3%	1.0	0.5%	0.3	0.3%
Other	0.1	—	0.1	—	(0.2)	(0.2)%
Total	$246.8	100.0%	$190.6	100.0%	$108.2	100.0%